Exhibit (a)(1)(i)

Offer to Purchase for Cash
up to 194,651,345 outstanding Class B Shares
(including Class B Shares represented by American Depositary Shares, each American Depositary Share representing rights to five Class B Shares)
of
TRANSPORTADORA DE GAS DEL SUR S.A.
at
Ps. 18.39 per Class B Share (payable in U.S. dollars) (ISIN ARP9308R1039)
and
Ps. 91.95 per American Depositary Share (payable in U.S. dollars) (CUSIP 893870204)
by
GRUPO INVERSOR PETROQUÍMICA S.L.,
WST S.A.
and
PCT LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M., NEW YORK CITY TIME (THE “EXPIRATION TIME”) ON JANUARY 31, 2017 (THE “EXPIRATION DATE”), AS MAY BE EXTENDED.

Grupo Inversor Petroquímica S.L. (“GIP”), a limited company organized under the laws of Spain, WST S.A. (“WST”), a corporation organized under the laws of Argentina and PCT LLC (“PCT”), a limited liability company organized under the laws of the State of Delaware, United States of America (collectively, the “Offerors”), hereby offer to purchase up to a total of 194,651,345 outstanding Class B shares of common stock, one peso (Ps. 1.00) nominal amount each per share (the “Class B Shares”), held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended), including Class B Shares represented by American Depositary Shares (each American Depositary Share representing rights to five (5) Class B Shares) (the “ADSs” and, together with the Class B Shares, the “Securities”), which represent twenty-four and one-half percent (24.5%) of the capital stock of Transportadora de Gas del Sur S.A., a corporation organized under the laws of Argentina (“TGS”), other than those held by the Offerors or their affiliates, in cash at a price of Ps. 18.39 per Class B Share (payable in U.S. dollars) and Ps. 91.95 per ADS (payable in U.S. dollars), in each case based on the Ps./U.S. dollar selling exchange rate reported by Banco de la Nación Argentina at the close of business on the Argentine Business Day (as defined below) prior to the Expiration Date, as may be extended (for reference, equivalent to approximately U.S.$ 1.17 per Class B Share and U.S.$ 5.84 per ADS based on the selling exchange rate of Ps. 15.75 per U.S. $1.00 reported by Banco de la Nación Argentina on December 27, 2016 (with one (1) ADS representing five (5) Class B Shares)) (the “Offer Price”), in each case without interest thereon, net of (i) any applicable brokerage fees or commissions and (ii) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase (the “U.S. Offer to Purchase”) and the related documents (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer”). U.S. holders tendering their Class B Shares and U.S. holders or non-U.S. holders tendering ADSs in the U.S. Offer will receive payment in U.S. dollars. U.S. holders can tender either Class B Shares or ADSs in the U.S. Offer and non-U.S. holders can only tender ADSs in the U.S. Offer. The U.S. Offer is being made in conjunction with an offer by the Offerors in Argentina for up to a total of 194,651,345 outstanding Class B Shares (the “Argentine Offer” and, together with the U.S. Offer, the “Offers”), which represent twenty-four and one-half percent (24.5%) of the capital stock of TGS. The offer price in the Argentine Offer is Ps. 18.39 per Class B Share, payable in Argentine pesos under the terms described in the prospectus for the Argentine Offer. In no event will the Offerors purchase more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) in total in the Offers. If more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) are tendered in the Offers, Class B Shares and ADSs properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn, may be subject to proration as described in “THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date.” Non-U.S. holders will not be permitted to tender their Class B Shares (including Class B Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Argentine Offer. ADSs (whether or not held by U.S. holders) may only be tendered in the U.S. Offer. The Offerors do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities other than pursuant to the Offers.

Pursuant to Argentine law, unless a tendering holder not resident in Argentina for Argentine tax purposes delivers a valid Tax Cost Certificate (as defined below) to the Offerors prior to the Expiration Time on the Expiration Date, as may be extended, in accordance with “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs—Procedures for Delivering Tax Cost Certificate,” the Offerors are required to withhold thirteen and one-half percent (13.5%) of the Offer Price payable to any such tendering holder in respect of Argentine income tax on the capital gains derived from the disposition of the Securities. If a holder does not present a valid Tax Cost Certificate within such time period, thirteen and one-half percent (13.5%) of the Offer Price will be withheld from the Offer Price payable to such holder. The Offer Price will be paid net of the applicable withholding tax for such tendering holders not resident in Argentina. See “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs—Procedures for Delivering Tax Cost Certificate.” In addition, pursuant to General Resolution (AFIP) N° 1107/2001, Argentine resident individuals that validly tender their Class B Shares or ADSs in the U.S. Offer will be subject to an Argentine withholding of one and one-half percent (1.5%) over the payable Offer Price on account of their final tax liability.

Subject to the terms described herein, unless the U.S. Offer is extended, to tender Class B Shares and/or ADSs in the U.S. Offer a holder must tender Class B Shares or ADSs prior to 11:00 a.m., New York City time (the “Expiration Time”) on January 31, 2017 (such date, as it may be extended by us, the “Expiration Date”). The Offerors will announce any decision to extend the U.S. Offer in a press release stating the extension no later than 9:00 a.m., New York City time, on the first U.S. Business Day after the scheduled Expiration Date. The Offerors expect to extend the U.S. Offer such that the Expiration Date of the U.S. Offer is the expiration date of the Additional Offer Period (as defined below) of the Argentine Offer.

The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to other Conditions (as defined below).

Holders tendering in the U.S. Offer will have withdrawal rights until the Expiration Date. See “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs”, “THE TENDER OFFER—Section 4. Withdrawal Rights”, and “THE TENDER OFFER—Section 13. Conditions of the U.S. Offer.”

Argentine Law No. 26,831 (the “Capital Markets Law”) and the General Resolution No. 622/2013, issued by the Argentine securities commission, the Argentine Comisión Nacional de Valores (the “CNV”), as amended (the “CNV Regulations”), require that the offeror in any tender offer establish the price under which the offer is to be conducted. Further, Argentine securities regulations require that: (i) the offeror engage two independent valuation firms to prepare two valuations and fairness reports to be filed with the CNV on the value of the shares being tendered and the price being offered for such shares; and (ii) the board of directors of the affected company assess the fairness of the offer being made and provide a recommendation for shareholders. The board of directors of the affected company may also engage an independent valuation firm to assess the fairness of the price being offered. However, even if the price being offered is within the fairness range pursuant to the evaluations mentioned above, the CNV has the statutory authority to amend the offer price.

On July 27, 2016, the Offerors announced their intention to launch the Argentine Offer and proposed a price of Ps. 18.20 per Class B Share (the “Original Offer Price”). On August 16, 2016, the Offerors filed valuation reports and fairness opinions by Quantum Finanzas S.A. and Finanzas & Gestión S.A., indicating that the Original Offer Price was within the range of fairness. Additionally, the board of directors of TGS (the “Board of Directors”) requested an independent valuation from BACH Capital S.A. On August 22, 2016, in compliance with applicable regulations of the CNV, the Board of Directors considered the valuations of Quantum Finanzas S.A., Finanzas & Gestión S.A and BACH Capital S.A and issued a favorable opinion on the reasonableness of the Original Offer Price. The valuation reports of BACH Capital S.A., Quantum Finanzas S.A., and Finanzas & Gestión S.A. are available at cnv.gob.ar and are attached as Exhibits (c)(i), (c)(ii) and (c)(iii) to the Schedule TO.

On September 7 and October 2, 2016, the CNV stated that the Original Offer Price should be increased from Ps. 18.20 per Class B Share to Ps. 18.39 per Class B Share. The CNV Regulation provides that the minimum allowable offer price is the average of the market value of the shares within the six months prior to the offer. In determining the Original Offer Price, the Offerors calculated the average market value of TGS shares over the six month-period prior to July 17, 2016, the date on which the Board of Directors and/or managers, as applicable, of the Offerors decided to launch the Argetine Offer. The CNV has clarified that the average market value of TGS shares should have been calculated as from July 27, 2016, the date of the announcement of the Argentine Offer. On October 21, 2016, the Offerors filed a notice with the CNV expressing their consent and willingness to increase the price being offered from Ps. 18.20 per Class B Share to Ps. 18.39 per Class B Share.

Under U.S. law, within ten (10) U.S. Business Days after the day the U.S. Offer is commenced, TGS is required by the Exchange Act (as defined below) to file with the U.S. Securities and Exchange Commission (the “SEC”) and distribute to U.S. holders of Securities a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of the position of the Board of Directors of TGS with respect to the U.S. Offer.

Questions or requests for assistance may be directed to Innisfree M&A Incorporated, the U.S. Information Agent, at the address or phone number set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase may also be obtained from the U.S. Information Agent.

You must make your own decision as to whether to tender your Class B Shares and/or ADSs and, if so, how many to tender. None of the Offerors, their boards of directors or their executive officers make any recommendation as to whether you should tender your Class B Shares and/or ADSs. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, HAS: (A) APPROVED OR DISAPPROVED THE TENDER OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The formal terms of the Argentine Offer were approved, subject to certain conditions, by the CNV on December 23, 2016. The terms of the U.S. Offer may be amended as described in this U.S. Offer to Purchase, including to take into account the final terms of the Argentine Offer. This U.S. Offer to Purchase and the related documents contain important information. You should carefully read these documents in their entirety before making a decision with respect to this U.S. Offer.

December 30, 2016

IMPORTANT INFORMATION

Tenders by U.S. holders of Class B Shares. If (i) you are a U.S. holder, (ii) you hold Class B Shares, (iii) your Class B Shares are deposited directly with Caja de Valores or in the collective deposit system of Caja de Valores and (iv) you desire to tender all or any portion of your Class B Shares in the U.S. Offer, you should follow the instructions set forth in this U.S. Offer to Purchase. Any U.S. holder whose Class B Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Class B Shares in the U.S. Offer. There will be no guaranteed delivery process available to tender Class B Shares. For more information see “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of Class B Shares.”

Tenders by non-U.S. holders of Class B Shares. If you are not a U.S. holder and hold Class B Shares, you may only tender your Class B Shares pursuant to the Argentine Offer. For assistance in connection with the Argentine Offer, please contact Banco Itaú Argentina S.A., the receiving agent under the Argentine Offer.

Tenders by holders of ADSs. If you hold ADSs and you desire to tender all or any portion of the ADSs in the U.S. Offer, you should either (i) complete and sign the ADS letter of transmittal (the “Letter of Transmittal”) or a copy thereof in accordance with the instructions contained in the Letter of Transmittal and mail or deliver the Letter of Transmittal, with original signatures, together with the American Depositary Receipts (“ADRs”) evidencing tendered ADSs and all other required documents to the U.S. Receiving Agent or tender such ADSs pursuant to the procedure for book entry transfer set forth under the caption “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of ADSs,” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have ADSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such person if you desire to tender such ADSs. There will be no guaranteed delivery process available to tender ADSs. See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of ADSs.” ADSs (whether or not held by U.S. holders) may only be tendered in the U.S. Offer.

Payment. In accordance with the terms of the U.S. Offer and with Argentine law and practice, payment for the Securities tendered in the U.S. Offer prior to the Expiration Time on the Expiration Date or any extension thereof and not previously withdrawn will be made promptly, but no earlier than five (5) U.S. Business Days after the Acceptance Date (as defined below). (See “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs”, “THE TENDER OFFER—Section 13. Conditions of the U.S. Offer” and “THE TENDER OFFER—Section 10. Certain Legal and Regulatory Matters.”).

Settlement of the Offer Price. The Offer Price for the Class B Shares and ADSs accepted for payment pursuant to the U.S. Offer will be settled in U.S. dollars based on the Ps./ U.S. dollar selling exchange rate reported by Banco de la Nación Argentina at the close of business on the Argentine Business Day (as defined below) prior to the Expiration Date. You will bear exchange rate risks and costs if you wish to convert the currency received into another currency.

Argentine Capital Gains Tax. Pursuant to Argentine law, unless a tendering holder not resident in Argentina for Argentine tax purposes delivers a valid Tax Cost Certificate (as defined below) to the Offerors prior to the Expiration Time on the Expiration Date, in accordance with “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs—Procedures for Delivering Tax Cost Certificate,” the Offerors are required to withhold thirteen and one-half percent (13.5%) of the Offer Price payable to any such tendering holder in respect of Argentine income tax on the capital gains derived from the disposition of the Securities. If a holder does not present a valid Tax Cost Certificate within such time period, thirteen and one-half percent (13.5%) of the Offer Price will be withheld from the Offer Price payable to such holder. The Offer Price will be paid net of the applicable withholding tax for such tendering holders not resident in Argentina. See “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs—Procedures for Delivering Tax Cost Certificate.” In addition, pursuant to General Resolution (AFIP) N° 1107/2001, Argentine resident individuals that validly tender their Class B Shares or ADSs in the U.S. Offer will be subject to an Argentine withholding of one and one-half percent (1.5%) over the payable Offer Price on account of their final tax liability.

FOREIGN CURRENCY

In this document, references to “United States dollars”, “U.S. dollars”, “U.S.$”, “$” or “dollars” are to U.S. currency, references to “Argentine pesos”, “pesos” or “Ps.” are to Argentine currency, references to “€”, “euro” or EUR are to the single currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time. Solely for the convenience of the reader, certain peso amounts have been translated into dollars at specified rates. These translations should not be construed as representations that the Argentine peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. On December 27, 2016, the last practicable trading day prior to the date of this U.S. Offer to Purchase, the selling exchange rate between Argentine pesos and U.S. dollars reported by Banco de la Nación Argentina for the exchange of Argentine pesos and U.S. dollars was Ps. 15.75 to U.S. $1.00.

FORWARD LOOKING STATEMENTS

This U.S. Offer to Purchase contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements made in this U.S. Offer to Purchase are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes”, “plans”, “anticipates”, “estimates”, “expects”, “intends”, “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offers and our plans with respect to TGS, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about TGS, economic and market factors and the industry in which TGS does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while the Offerors believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this U.S. Offer to Purchase and the material accompanying this U.S. Offer to Purchase. These statements are not guarantees of future performance. All forward-looking statements included in this U.S. Offer to Purchase are made as of the date of this U.S. Offer to Purchase and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

v

SUMMARY TERM SHEET

This summary term sheet summarizes the material terms of the U.S. Offer. You should read carefully the remainder of this U.S. Offer to Purchase and the related documents because important additional information is contained in it. In this U.S. Offer to Purchase, “we”, “us” and “our” refers collectively to Grupo Inversor Petroquímica S.L. (“GIP”), a limited company organized under the laws of Spain, WST S.A. (“WST”), a corporation organized under the laws of Argentina and PCT LLC (“PCT”), a limited liability company organized under the laws of the State of Delaware, United States of America (collectively, the “Offerors”). Questions or requests for assistance may be directed to the U.S. Information Agent set forth on the back cover of this U.S. Offer to Purchase.

• The U.S. Offer: We are offering to purchase up to a total of 194,651,345 outstanding Class B Shares of common stock, one peso (Ps. 1.00) nominal amount each per share (the “Class B Shares”), held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended), including Class B Shares represented by American Depositary Shares (each American Depositary Share representing rights to five (5) Class B Shares) (“ADSs” and, together with the Class B Shares, the “Securities”), which represent twenty-four and one-half percent (24.5%) of the capital stock of Transportadora de Gas del Sur S.A. (“TGS”), other than those held by us or our affiliates, in cash at a price of Ps. 18.39 per Class B Share (payable in U.S. dollars) and Ps. 91.95 per ADS (payable in U.S. dollars), in each case based on the Ps./U.S. dollar selling exchange rate reported by Banco de la Nación Argentina at the close of business on the Argentine Business Day prior to the Expiration Date (for reference, equivalent to approximately U.S.$ 1.17 per Class B Share and U.S.$ 5.84 per ADS based on the selling exchange rate of Ps. 15.75 per U.S. $1.00 reported by Banco de la Nación Argentina on December 27, 2016 (with one (1) ADS representing five (5) Class B Shares)) (the “Offer Price”), in each case without interest thereon, net of (i) any applicable brokerage fees or commissions and (ii) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase (the “U.S. Offer to Purchase”) and the related documents (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer”). Holders tendering their Class B Shares or ADSs in the U.S. Offer will receive payment in U.S. dollars. U.S. holders can tender either Class B Shares or ADSs in the U.S. Offer. Non-U.S. holders will not be permitted to tender their Class B Shares (including Class B Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Argentine Offer. ADSs (whether or not held by U.S. holders) may only be tendered in the U.S. Offer.

• Reasons for the U.S. Offer: The U.S. Offer is being made in conjunction with an offer by the Offerors in Argentina for up to a total of 194,651,345 outstanding Class B Shares (the “Argentine Offer” and, together with the U.S. Offer, the “Offers”), which represent twenty-four and one-half percent (24.5%) of the capital stock of TGS. The Argentine Offer is required in Argentina as a mandatory offer pursuant to article 87 (and related articles) of the Capital Markets Law and Article 10 of Section II of Chapter II of Title III of the CNV Regulations. The Argentine offer became mandatory after the Offerors collectively acquired shares and rights giving them indirect control of fifty percent (50%) of the outstanding capital stock of Compañía de Inversiones de Energía S.A. (“CIESA”), which in turn owns fifty-one percent (51%) of the outstanding capital stock of TGS. The price offered in the Argentine Offer is Ps. 18.39 per Class B Share, payable in Argentine pesos under the terms described in the prospectus for the Argentine Offer. In connection with the mandatory Argentine Offer, the Offerors are required to comply with Regulation 14D and Regulation 14E of the Exchange Act and are doing so by making the U.S. Offer. ADSs may not be tendered in the Argentine Offer.

• Conditions: The U.S. Offer is subject to the following conditions: (a) there has not been issued and remaining in effect by any court of competent jurisdiction any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Securities pursuant to the U.S. Offer and that no action has been taken, and no legal requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the U.S. Offer by any governmental body which prohibits, or makes illegal, the acquisition of or payment for Securities pursuant to the U.S. Offer; and (b) the closing of the Argentine Offer has been authorized by the CNV and has been completed (the “Conditions”).

• Expiration Date: Subject to the exceptions described in this U.S. Offer to Purchase, the U.S. Offer will expire at 11:00 a.m., New York City time (the “Expiration Time”), on January 31, 2017 (such date, as it may be extended by us in our sole discretion, the “Expiration Date”). See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of ADSs.”

• Proration: In no event will the Offerors purchase more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) in total in the Offers. If more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) are tendered in the Offers, Class B Shares and ADSs properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn, may be subject to proration as described in “THE TENDER OFFER—Section 1.Terms of the U.S. Offer and Expiration Date.”

There will be no guaranteed delivery process available to tender Class B Shares and/or ADSs.

• Procedures for Participating in the U.S. Offer: The procedures for tendering differ depending on whether you hold ADSs representing rights to Class B Shares or you hold Class B Shares directly. Any ADS holder (regardless of whether such ADS holder is a U.S. holder or a non-U.S. holder) that wishes to tender Class B Shares directly in the U.S. Offer or the Argentine Offer, rather than tender ADSs through the U.S. Receiving Agent, must withdraw the Class B Shares it wishes to tender from TGS’s ADS program and validly tender such shares prior to the Expiration Time on the Expiration Date of the applicable Offer. You should follow the instructions for tendering of Class B Shares or ADSs, depending on your particular circumstances, set forth under “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer.”

• Withdrawal: Tenders of Class B Shares and/or ADSs in the U.S. Offer may be withdrawn at any time prior to the Expiration Time on the Expiration Date. See “THE TENDER OFFER—Section 4. Withdrawal Rights.”

For your convenience, below is additional detail on the U.S. Offer in a question and answer format, including additional detail on the procedures for tendering your Class B Shares and/or ADSs.

Who is making the U.S. Offer?
The Offerors are Grupo Inversor Petroquímica S.L. (“GIP”), WST S.A. (“WST”) and PCT LLC (“PCT”). On July 27, 2016, the Offerors collectively acquired shares and rights giving them indirect control of fifty percent (50%) of the outstanding capital stock of CIESA, which holds fifty-one percent (51%) of the capital stock of TGS (the “CIESA Acquisition”). Class B Shares and ADSs properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn, will be allocated to each Offeror pro rata in accordance with such Offeror’s percentage ownership of the outstanding capital stock of CIESA as compared to the total percentage of CIESA’s outstanding capital stock held by all Offerors as of the date of this U.S. Offer to Purchase. In accordance with this pro rata allocation, GIP, WST and PCT will receive 54.2 percent (54.2%), 9.16 percent (9.16%) and 36.64 percent (36.64%) respectively of any Class B Shares and ADSs timely and properly tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn. Costs incurred by the Offerors associated with making the U.S. Offer will be allocated pro rata among the Offerors in the same manner. See “SPECIAL FACTORS—Background of the Offers” and “—Interests of Certain Persons in the U.S. Offer; Security Ownership; Transactions and Arrangements Concerning the Class B Shares and ADSs” and “THE TENDER OFFER—Section 9. Certain Information about the Offerors.”

What securities are being sought in the U.S. Offer?
The total amount of Class B Shares (including Class B Shares represented by ADSs) we are offering to purchase is 194,651,345 Class B Shares, which represent twenty-four and one-half percent (24.5%) of the capital stock of TGS. We will be offering to purchase this total amount of shares in two (2) parallel offers in the United States and in Argentina: (i) in the U.S. Offer, we are offering to purchase up to a total of 194,651,345 Class B Shares (including Class B Shares represented by ADSs); and (ii) in the Argentine Offer, we are offering to purchase up to a total of 194,651,345 outstanding Class B Shares (but not ADSs). In no event will the Offerors purchase more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) in total in the Offers. If more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) are tendered in the Offers, Class B Shares and ADSs properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn, may be subject to proration as described in “THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date.” The U.S. Offer and the Argentine Offer are expected to be settled on the same day. The Offerors expect to extend the U.S. Offer such that the

Expiration Date of the U.S. Offer is the expiration date of the Additional Offer Period (as defined below) of the Argentine Offer. Non-U.S. holders will not be permitted to tender their Class B Shares (including Class B Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Argentine Offer. ADSs (whether or not held by U.S. holders) may only be tendered in the U.S. Offer. For more information, please see “INTRODUCTION.” The Class A Shares of common stock of TGS are not publicly traded and are not the subject of the Offers.

What is the purpose of the U.S. Offer?
The U.S. Offer is being made by the Offerors in connection with the CIESA Acquisition. Pursuant to Argentine law, as a result of the CIESA Acquisition, the Offerors are required to make an offer in Argentina to purchase up to a total of 194,651,345 outstanding Class B Shares, which represent up to a total of twenty-four and one-half percent (24.5%) of the capital stock of TGS. In connection with the mandatory Argentine Offer, the Offerors are required to comply with Regulation 14D and Regulation 14E of the Exchange Act and are doing so by making the U.S. Offer. See “SPECIAL FACTORS—Background on the Offers.”

Who can participate in the U.S. Offer? Who may use this U.S. Offer to Purchase?	The U.S. Offer is open to all holders of ADSs (whether or not held by U.S. holders) and to holders of Class B Shares that are U.S. holders.

Who is a U.S. holder?	Rule 14d-1(d) under the Securities Exchange Act of 1934 (the “Exchange Act”) defines a U.S. holder as “any security holder resident in the United States.”

Who can participate in the Argentine Offer?
All holders of Class B Shares (including U.S. holders) may tender their Class B Shares in the Argentine Offer. Holders of ADSs may not tender in the Argentine Offer. U.S. holders of Class B Shares who wish to participate in the Argentine Offer should carefully consider that they will not be granted the protection of the Exchange Act, as a result of which they will not have statutory withdrawal rights, among other factors.

Why is there a separate Argentine Offer?
TGS is an Argentine corporation. Its ADSs and the Class B Shares underlying them are registered under the Exchange Act and listed on the New York Stock Exchange (the “NYSE”). TGS’s Class B Shares are listed on the Mercado de Valores de Buenos Aires, S.A. (the “MERVAL”). The Offerors collectively acquired shares and rights giving them indirect control of fifty percent (50%) of the outstanding capital stock of CIESA, which holds fifty-one percent (51%) of the capital stock of TGS. Pursuant to Argentine law, as a result of the CIESA Acquisition, the Offerors are obligated to make an offer in Argentina to purchase up to a total of 194,651,345 Class B Shares, which represent up to a total of twenty-four and one-half percent (24.5%) of the capital stock of TGS which would enable them to hold directly and indirectly an aggregate of up to fifty percent (50%) of the capital stock of TGS. U.S. and Argentine law both require that tender offers comply with the respective home country rules and regulations. Because the U.S. and Argentine laws relating to tender offers are different and inconsistent in certain ways, we are making two separate offers. The U.S. Offer will be conducted in accordance with U.S. federal securities laws, including Regulation 14D and Regulation 14E promulgated under the Exchange Act. The Argentine Offer will be conducted in accordance with Argentine securities law and CNV Regulations.

For more information, see “INTRODUCTION.”

What are the principal differences between the U.S. Offer and the Argentine Offer?
The terms and conditions of the U.S. Offer and the Argentine Offer are substantially similar and only differ to the extent required by law or local customary market practice. The principal differences between the Argentine Offer and the U.S. Offer are:

• U.S. holders of Class B Shares who wish to participate in the Argentine Offer will not be granted the protection of the Exchange Act, including with respect to the withdrawal rights described below.

U.S. holders of Class B Shares or U.S. and non-U.S. holders of ADSs tendering in the U.S. Offer will have withdrawal rights provided under U.S. law. The Argentine Offer does not allow withdrawal of tendered Class B Shares unless the terms of the Argentine Offer are modified. Accordingly, if you tender your Class B Shares in the Argentine Offer, you will not have the withdrawal rights provided under U.S. law.

• The Offer Price under the U.S. Offer is payable in U.S. dollars at the selling exchange rate reported by Banco de la Nación Argentina at the close of business on the Argentine Business Day (as defined below) prior to the Expiration Date. The Offer Price in the Argentine Offer is payable in Argentine pesos under the terms described in the prospectus for the Argentine Offer. U.S. holders of Class B Shares tendering in the Argentine Offer will need to collect the proceeds from the Offer Price in peso accounts held in Argentina.

• The U.S. Offer is conditioned on the completion of the Argentine Offer. However, the Argentine Offer is not conditioned on the completion of the U.S. Offer.

• Each of the Offerors is severally liable for satisfying the terms of the Argentine Offer in the following proportions: GIP 54.2 percent (54.2%), WST 9.16 percent (9.16%) and PCT 36.64 percent (36.64%). The Offerors are jointly and severally liable for satisfying the terms of the U.S. Offer.

What are the differences in the U.S. Offer applicable to direct holders of Class B Shares, on the one hand, and holders of ADSs, on the other hand?
Each ADS represents five (5) Class B Shares. The terms and conditions of the U.S. Offer are the same for all holders of Class B Shares and ADSs in all material respects. However, the procedures for accepting the U.S. Offer and tendering Securities are not identical for direct holders of Class B Shares, on the one hand, and holders of ADSs, on the other hand.

How much are you offering to pay? What is the form of payment?
The Offer Price in the U.S. Offer will be Ps. 18.39 per Class B Share (payable in U.S. dollars) and Ps. 91.95 per ADS (payable in U.S. dollars), in each case based on the Ps./U.S. dollar selling exchange rate reported by Banco de la Nación Argentina at the close of business on the Argentine Business Day prior to the Expiration Date (for reference, equivalent to approximately U.S.$ 1.17 per Class B Share and U.S.$ 5.84 per ADS based on the selling exchange rate of Ps. 15.75 per U.S. $1.00 reported by Banco de la Nación Argentina on December 27, 2016 (with one (1) ADS representing five (5) Class B Shares)) (the “Offer Price”), in each case without interest thereon, net of (i) any applicable brokerage fees or commissions and (ii) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase (the “U.S. Offer to Purchase”) and the related documents (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer”). Holders tendering their Class B Shares or ADSs in the U.S. Offer will receive payment in U.S. dollars. The Offerors do not intend to change the Offer Price.

How many shares will you purchase?
We will collectively purchase up to 194,651,345 Class B Shares (including Class B Shares represented by ADSs), which represent twenty-four and one-half percent (24.5%) of the capital stock of TGS, that are properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn, upon the terms and subject to the Conditions of the tender offer. See “THE TENDER OFFER—Section 1.Terms of the U.S. Offer and Expiration Date.”

Is there a minimum number of Class B Shares that must be tendered for you to purchase any securities?
No. The tender offer is not conditioned on any minimum number of Class B Shares (or Class B Shares represented by ADSs) being tendered. See “THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date.”

Will tendered Class B Shares be subject to proration?
If not more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) are properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn before the Expiration Date, we will, upon the terms and subject to the Conditions of the U.S. Offer to Purchase, purchase all the Securities tendered and not withdrawn in the U.S. Offer and tendered in the Argentine Offer. In no event will the Offerors purchase more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) in total in the Offers. If more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) are properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn before the Expiration Date, we will, upon the terms and subject to the Conditions of the U.S. Offer, purchase 194,651,345 Class B Shares (including Class B Shares represented by ADSs) on a pro rata basis (with adjustments to avoid purchases of fractional shares or ADSs) according to the number of Class B Shares (including Class B Shares represented by ADSs) properly and timely tendered in the Offers and not properly withdrawn from the U.S. Offer before the Expiration Date. For purposes of determining proration, in consultation with the Argentine Receiving Agent, we will aggregate the number of Class B Shares tendered by U.S. holders pursuant to this U.S. Offer, Class B Shares underlying ADSs tendered pursuant to this U.S. Offer held by U.S. and non-U.S. holders and Class B Shares tendered pursuant to the Argentine Offer. See “THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date.”

How will payment be made for the Securities I tender?
The Offerors will be deemed to have accepted for payment (and thereby purchased) Class B Shares or ADSs properly and timely tendered in the U.S. Offer and, in the case of tenders in the U.S. Offer, not properly withdrawn, when the Offerors give written notice to the U.S. Receiving Agent of acceptance for payment of such Class B Shares and ADSs. Payment for Class B Shares and ADSs accepted pursuant to the U.S. Offer will be made by the Offerors by deposit of the Offer Price in U.S. dollars with the U.S. Receiving Agent and subsequently paid to tendering holders by the U.S. Receiving Agent. The U.S. Receiving Agent will act as an agent for tendering holders of Class B Shares and/or ADSs, respectively, for the purpose of receiving payments from the Offerors and disbursing payments to such tendering holders of Class B Shares and/or ADSs whose Class B Shares and/or ADSs have been accepted for payment by the Offerors.

Each sale of Class B Shares by U.S. holders and/or ADSs (by U.S. and non-U.S. holders) pursuant to the U.S. Offer will be settled in U.S. dollars. Holders of Class B Shares and/or ADSs who wish to convert the U.S. dollars received in connection with the U.S. Offer into another currency will bear all exchange rate risk associated with this conversion. For more information on the payment mechanics, see “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs.”

What are the U.S. federal income tax and Argentine tax consequences to a tendering shareholder?
The receipt of cash in exchange for Class B Shares and/or ADSs pursuant to the U.S. Offer will generally give rise to gain or loss for U.S. federal income tax purposes to U.S. holders of the Class B Shares and/or ADSs. The receipt of cash in exchange for Class B Shares and/or ADSs pursuant to the U.S. Offer will also generally give rise to gain or loss for Argentine tax purposes. Under Argentine law, capital gains obtained by individuals and entities that are not Argentine residents for Argentine tax purposes (“Foreign Beneficiaries”) are subject to a capital gains tax at a fifteen percent (15%) rate. Unless a tendering holder not resident in Argentina delivers a valid Tax Cost Certificate (as defined below) to the Offerors in accordance with “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs—Procedures for Delivering Tax Cost Certificate,” the Offerors are required to withhold thirteen and one-half percent (13.5%) of the Offer Price (fifteen percent (15%) of an assumed gain provided in the Argentine Income Tax Law of ninety percent (90%) of the gross amount of the Offer Price) payable to any such tendering holder of Securities that is not resident in Argentina for Argentine tax purposes, in respect of Argentine income tax on the capital gains derived from the disposition of the Securities. If the tendering holder provides a valid Tax Cost Certificate, the Offerors are required to withhold fifteen percent (15%) of the Net Gain (as defined below), if any, of such tendering holder. The Offer Price will be paid net of the applicable withholding tax. See “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs—Procedures for Delivering Tax Cost Certificate.”

If I decide not to tender, what will happen to my Securities after the completion of the Offers?
If you do not tender your Securities, you will remain a holder of Class B Shares or ADSs, as applicable. The Offerors do not intend to “squeeze out” holders that elect not to accept the Offers and to remain shareholders of TGS. We presently anticipate that following the consummation of the Offers, TGS will continue as a public company, will maintain registration of the Class B Shares and ADSs under the Exchange Act, including compliance with all reporting obligations required thereunder and will maintain its listings on the NYSE and MERVAL. Following completion of the Offers, the number of Securities remaining in public circulation may decrease and the already small market for such securities may be even further reduced.

Will holders have to pay brokerage fees or commissions if they tender their Securities?
If you are the record owner of ADSs on the books of the ADS depositary and you tender your ADSs in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your Class B Shares or ADSs through a broker or other nominee, and your broker tenders your Class B Shares or ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. For more information, see “INTRODUCTION.”

Do you have the financial resources to pay for the Securities?
The total amount of funds that we must provide to purchase up to 194,651,345 Class B Shares (including Class B Shares represented by ADSs), which is the maximum number of Class B Shares and/or ADSs subject to the Offers, which represent twenty-four and one-half percent (24.5%) of the capital stock of TGS, before fees and expenses (the “Total Consideration”), is estimated to be approximately Ps. 3,579,638,234.55 or approximately U.S.$ 227,278,618.07 (based on an Offer Price of Ps. 18.39 per Class B Share (payable in U.S. dollars) and Ps. 91.95 per ADS (payable in U.S. dollars) and based on the selling exchange rate of Ps. 15.75 per U.S. $1.00 reported by Banco de la Nación Argentina on December 27, 2016, which is the last practicable day prior to the date of this U.S. Offer to Purchase). Each Offeror has secured a standby letter of credit from Itaú Unibanco S.A., Nassau Branch which is addressed to Banco Itaú Argentina S.A. in its role as Argentine Receiving Agent and guarantees such Offeror’s obligation to pay its portion of the Total Consideration required to purchase all Class B Shares and ADSs accepted for payment in the U.S. Offer at the Offer Price. The Offerors have access to the necessary economic resources to pay the Offer Price. Each Offeror has entered into additional financing arrangements with respect to its obligation to provide the Total Consideration for the U.S. Offer. See “THE TENDER OFFER—Section 5. Source and Amount of Funds; Certain Requirements Regarding Offer Price” and “—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs.”

Is your financial condition relevant to my decision whether to tender in this U.S. Offer?
We do not believe that the financial condition of the Offerors is material to the decision of holders of Class B Shares or ADSs to tender Class B Shares and/or ADSs in the U.S. Offer because (i) the consideration in the U.S. Offer consists solely of cash, (ii) the U.S. Offer is not subject to any financing condition, (iii) the Offerors have access to the necessary economic resources to pay the Offer Price and (iv) each Offeror has secured a standby letter of credit from Itaú Unibanco S.A., Nassau Branch which is addressed to Banco Itaú Argentina S.A. in its role as Argentine Receiving Agent and guarantees such

Offeror’s obligation to pay its portion of the Total Consideration required to purchase all Class B Shares and ADSs accepted for payment in the U.S. Offer at the Offer Price.

While we do not believe that the financial condition of the Offerors is material to the decision of U.S. holders of Class B Shares or all holders of ADSs to tender Class B Shares and/or ADSs in the Offers, certain selected financial information of the Offerors is included in “THE TENDER OFFER-Section 9. Certain Information About the Offerors,” consistent with information included in the prospectus for the Argentine Offer.

Are there any conditions to the U.S. Offer?
The U.S. Offer is not subject to any financing condition or minimum amount of Class B Shares and/or ADSs tendered. However, the U.S. Offer will be subject to the satisfaction of the Conditions as described in “THE TENDER OFFER—Section 13. Conditions of the U.S. Offer.”

Are there any conditions to the Argentine Offer?
The Argentine Offer is subject to compliance with the following conditions: (i) the consummation of the CIESA Acquisition shall have occurred, which occurred on July 27, 2016; and (ii) the approval of the Argentine Offer by the CNV shall have been obtained and be in full force and effect.

How long do I have to decide whether to participate in the U.S. Offer?
You may tender your Class B Shares and ADSs in the U.S. Offer from the date of this U.S. Offer to Purchase until the Expiration Time on the Expiration Date, unless the U.S. Offer is extended, in which case you will have until the new Expiration Time to tender your Securities. Please be aware that if your Class B Shares and/or ADSs are held by a broker, bank or other custodian, they may require advance notification before the Expiration Time on the Expiration Date. See “THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date” and “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer.”

Can the U.S. Offer be extended and under what circumstances?
Under U.S. law, we may extend the U.S. Offer at any time, in our sole discretion, by announcing such extension by giving written notice to the U.S. Receiving Agent followed as promptly as practicable by a public announcement thereof in the form of a press release (which, in any event, will be made no later than 9:00 a.m., New York City time, on the first U.S. Business Day after the scheduled Expiration Date). During any extension, all Securities previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw its Securities in accordance with the terms of this U.S. Offer to Purchase. If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer or if we waive a material Condition of the U.S. Offer, we may also have to disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by applicable laws or regulations or otherwise.

Under Argentine law, the Argentine Offer will have an initial term of twenty (20)-to-thirty (30) Argentine Business Days followed by an additional offer period of five (5) to ten (10) Argentine Business Days (such period, the “Additional Offer Period”) to give those holders that have not accepted the Argentine Offer during the original term a further opportunity to do so. Any notice regarding the extension of the period during which the Argentine Offer can be accepted will be given in accordance with the CNV Regulations.

In order for the U.S. Offer and the Argentine Offer to expire on the same date, the Offerors may need to extend the Expiration Date to the date that the Additional Offer Period of the Argentine Offer will expire. Except as required by applicable laws and regulations, the Offerors do not intend to extend the Expiration Date of the U.S. Offer to a date later than the expiration date of the Additional Offer Period of the Argentine Offer. The Offerors do not intend to provide any subsequent offering periods under the U.S. Offer. See “THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date” and “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer.”

What happens if I hold ADSs and I want to participate in the Argentine Offer?
Holders of ADSs cannot tender ADSs in the Argentine Offer. If you hold ADSs and you wish to participate in the Argentine Offer, you should contact The Bank of New York Mellon (“BONY”), the depositary for the ADSs, at 225 Liberty Street, New York, New York, 10286, telephone number (212) 495-1784, to convert your ADSs into Class B Shares, which may be then tendered directly in the Argentine Offer. You will have to pay a fee up to U.S.$5.00 for each 100 ADSs (or portion thereof) converted. If you hold ADSs and you wish to participate in the Argentine Offer, you should allow sufficient time to complete all required steps to convert your ADSs into Class B Shares prior to the expiration of the Argentine Offer. See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer.”

I hold ADRs representing TGS’s ADSs. How do I participate in the U.S. Offer?
If you hold ADRs and wish to tender them in the U.S. Offer, you should complete and sign the Letter of Transmittal and send it, together with your ADRs and any other required documents, to the U.S. Receiving Agent at the address set forth on the back cover of this U.S. Offer to Purchase before the Expiration Time on the Expiration Date. The Letter of Transmittal is enclosed with this U.S. Offer to Purchase and is also available from the U.S. Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. Do NOT send your ADRs to the Offerors, TGS or the U.S. Information Agent. See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer.”

I am a U.S. Person and I hold Class B Shares of TGS. How do I participate in the U.S. Offer?
If you are a U.S. holder and desire to accept the U.S. Offer in respect of all or any portion of the Class B Shares that you hold, and your Class B Shares are registered in your name in the register of holders of Class B Shares of TGS kept with Caja de Valores, or in the collective deposit system of Caja de Valores, you should follow the instructions set forth in this U.S. Offer to Purchase. Any holder of Class B Shares whose Class B Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Class B Shares. See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer.”

I hold TGS’s ADSs in book-entry form. How do I participate in the U.S. Offer?
If you hold ADSs in book-entry form, instruct your broker or custodian to arrange, before the Expiration Time on the Expiration Date, for the book-entry transfer of your ADSs into the U.S. Receiving Agent’s account at The Depositary Trust Company (“DTC”) and to deliver an Agent’s Message (as defined below) to the U.S. Receiving Agent via DTC’s confirmation system confirming that you have received and agree to be bound by the terms of the U.S. Offer including the Letter of Transmittal. See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer.”

Can I withdraw Class B Shares and ADSs previously tendered in the U.S. Offer?
Yes. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the Class B Shares and/or ADSs to be withdrawn and the number of Class B Shares and/or ADSs to be withdrawn and the name of the registered holder of Class B Shares and/or ADSs, if different from that of the person who tendered such Class B Shares and/or ADSs. For more information regarding withdrawal of Securities tendered from the U.S. Offer, see “THE TENDER OFFER—Section 4. Withdrawal Rights.”

Will I receive any Distributions with respect to the Securities tendered?
The Securities will be acquired with all rights pertaining to them, including voting rights and the right to receive any distribution or dividend, including those declared before the date of commencement of the U.S. Offer and unpaid as of that date, and those declared on or after such commencement date. See “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs.”

What does the Board of Directors of TGS think of the Offer?
On August 22, 2016, the Board of Directors issued a favorable opinion on the reasonableness of the proposed price of Ps. 18.20 per Class B Share (the “Original Offer Price”) and thus recommended that the Original Offer Price be considered a reasonable price when analyzing the Argentine Offer. After such recommendation was made, the Original Offer Price was raised from Ps. 18.20 per Class B Share to Ps. 18.39 per Class B Share, which is now the Offer Price. The full report of the Board of Directors of TGS of August 22, 2016 was published by the AIF under ID: 4-413495 D, a copy of which is attached as Exhibit (a)(5)(v) to the Schedule TO.

Within ten (10) U.S. Business Days after the day the U.S. Offer is commenced, TGS is required by the Exchange Act to file with the SEC and distribute to U.S. holders of Securities a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of TGS’s Board’s position with respect to the U.S. Offer.

To the best of the Offerors’ knowledge, none of the executive officers, directors or affiliates of TGS has made any recommendation with respect to the U.S. Offer in its individual capacity or intends to tender or sell Class B Shares owned in its individual capacity. For more information, see “INTRODUCTION.”

Are there appraisal rights with respect to the U.S. Offer?	No, there are no appraisal or similar rights available in connection with the U.S. Offer or the Argentine Offer.

What are your plans for TGS following the Offers?
As a result of the CIESA Acquisition, the Offerors have joint control of CIESA with Pampa Energía S.A. (“Pampa”). Therefore, CIESA’s, and indirectly TGS’ decision making process, is already or will continue to be coordinated between the Offerors and Pampa.

The Offerors and Pampa do not have any intention to alter the joint control held by the Offerors and Pampa over CIESA. The intention of the Offerors is to continue to support the development of TGS. There are no specific plans relating to the use of the assets of TGS as a result of the acquisition of Securities in the U.S. Offer. We presently anticipate that following the consummation of the Offers TGS will continue as a public company, will maintain registration of the Class B Shares and ADSs under the Exchange Act, including compliance with all reporting obligations required thereunder and will maintain its listings on the NYSE and MERVAL. See “SPECIAL FACTORS—Purpose of and Reasons for the U.S. Offer; Plans for TGS Following the U.S. Offer.”

How will consummation of the U.S. Offer affect untendered Class B Shares and ADSs? Will TGS be delisted or deregistered in the U.S. and in Argentina following the completion of the Offers?
If you do not tender your Class B Shares and/or ADSs in the U.S. Offer, you will remain a holder of Class B Shares and/or ADSs, as the case may be. We presently anticipate that following the consummation of the Offers TGS will continue as a public company, will maintain registration of the Class B Shares and ADSs under the Exchange Act, including compliance with all reporting obligations required thereunder and will maintain its listings on the NYSE and MERVAL. Depending upon the number of Class B Shares and/or ADSs purchased in the U.S. Offer, the U.S. Offer may adversely affect the liquidity and market value of any Class B Shares and/or ADSs held by public shareholders after the U.S. Offer is completed. See “SPECIAL FACTORS—Certain Effects of the U.S. Offer.”

What are the weighted average trading prices of the Class B Shares and ADSs for the 60 days prior to the last trading day before the announcement of the Argentine Offer?
The weighted average trading prices for the 60 days prior to (and excluding) July 26, 2016, the last trading day before July 27, 2016, the date of the announcement of the Offers (the “Announcement Date”), were Ps. 18.74 per Class B Share and U.S. $6.49 per ADS.

What is the current market price for the Class B Shares and the ADSs?
On December 27, 2016, the last practicable trading day before the date of this U.S. Offer to Purchase, the last reported sale prices of the Class B Shares on the MERVAL was Ps. 28.40 per Class B Share, and the last reported sale price of the ADSs on the NYSE was U.S. $8.83 per ADS. The Offer Price represents a discount of 35.25 percent (35.25%) from the current market price of the Class B Shares and a discount of 33.86 percent (33.86%) from the current market price of the ADSs, using the selling exchange rate of Ps. 15.75 per U.S. $1.00 reported by Banco de la Nación Argentina on December 27, 2016, the last practicable trading day before the date of this U.S. Offer to Purchase.

Who may a holder contact with questions about the U.S. Offer?	You may contact the following U.S. Information Agent for information regarding this U.S. Offer to Purchase or the U.S. Offer:

The U.S. Information Agent
for the U.S. Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor, New York, NY 10022
Class B Shareholders or ADS Holders Call Toll-Free: (888) 750-5834
Bankers and Brokers Call Collect: (212) 750-5833

To the U.S. and non-U.S. holders of ADSs and U.S. holders of Class B Shares:

INTRODUCTION

Grupo Inversor Petroquímica S.L. (“GIP”), a limited company organized under the laws of Spain, WST S.A. (“WST”), a corporation organized under the laws of Argentina and PCT LLC (“PCT”), a limited liability company organized under the laws of the State of Delaware, United States of America (collectively, the “Offerors” ), hereby offer to purchase up to a total of 194,651,345 outstanding Class B Shares of common stock, one peso (Ps. 1.00) nominal amount each (the “Class B Shares”), held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended) (including Class B Shares represented by American Depositary Shares, each American Depositary Share representing rights to five Class B Shares) (the “ADSs” and, together with the Class B Shares, the “Securities”), which represent twenty-four and one-half percent (24.5%) of the capital stock of Transportadora de Gas del Sur S.A. (“TGS”), a corporation organized under the laws of Argentina, other than those held by the Offerors or their affiliates, in cash at a price of Ps. 18.39 per Class B Share (payable in U.S. dollars) and Ps. 91.95 per ADS (payable in U.S. dollars), in each case based on the Ps./U.S. dollar selling exchange rate reported by Banco de la Nación Argentina at the close of business on the Argentine Business Day prior to the Expiration Date (as defined below) (for reference, equivalent to approximately U.S.$ 1.17 per Class B Share and U.S.$ 5.84 per ADS based on the selling exchange rate of Ps. 15.75 per U.S. $1.00 reported by Banco de la Nación Argentina on December 27, 2016 (with one (1) ADS representing five (5) Class B Shares)) (the “Offer Price”), in each case without interest thereon, net of (i) any applicable brokerage fees or commissions and (ii) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the Conditions (as defined below) set forth in this U.S. Offer to Purchase (the “U.S. Offer to Purchase”) and the related documents (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer”). Holders tendering their Class B Shares or ADSs in the U.S. Offer will receive payment in U.S. dollars based on the Ps./U.S. dollar selling exchange rate reported by Banco de la Nación Argentina at the close of business on the Argentine Business Day (as defined below) prior to the Expiration Date. Holders can tender either Class B Shares or ADSs in the U.S. Offer. The U.S. Offer is being made in conjunction with an offer by the Offerors in Argentina for up to a total of 194,651,345 outstanding Class B Shares (but not ADSs) (the “Argentine Offer”) and, together with the U.S. Offer, the “Offers”), which represent twenty-four and one-half percent (24.5%) of the capital stock of TGS, at an offer price of Ps. 18.39 per Class B Share, payable in Argentine pesos under the terms described in the prospectus for the Argentine Offer. Non-U.S. holders will not be permitted to tender their Class B Shares (including Class B Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Argentine Offer. ADSs (whether or not held by U.S. holders) may only be tendered in the U.S. Offer. The Offerors do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

The U.S. Offer will expire at the Expiration Time on the Expiration Date, unless we extend the U.S. Offer. The Offerors expect to extend the U.S. Offer such that the Expiration Date of the U.S. Offer is the expiration date of the Additional Offer Period (as defined below) of the Argentine Offer. The Offerors will announce any decision to extend the U.S. Offer in a press release stating the extension no later than 9:00 a.m., New York City time, on the first U.S. Business Day after the scheduled Expiration Date.

The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to other Conditions (as defined below). In no event will the Offerors purchase more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) in total in the Offers. If more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) are tendered in the Offers, Class B Shares and ADSs properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn, may be subject to proration as described in “THE TENDER OFFER—Section 1.Terms of the U.S. Offer and Expiration Date.” Non-U.S. holders will not be permitted to tender their Class B Shares (including Class B Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Argentine Offer. ADSs (whether or not held by U.S. holders) may only be tendered in the U.S. Offer.

Tendering holders in the U.S. Offer will have withdrawal rights until the Expiration Date. See “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs”, “THE TENDER OFFER—Section 4. Withdrawal Rights” and “THE TENDER OFFER—Section 13. Conditions of the U.S. Offer.”

On July 27, 2016, the Offerors collectively acquired shares and rights giving them indirect control of fifty percent (50%) of the outstanding capital stock of Compañía de Inversiones de Energía S.A. (“CIESA”), which holds fifty-one percent (51%) of the capital stock of TGS. As a result of the CIESA Acquisition, the ownership percentage of each Offeror of the Offerors’ combined fifty percent (50%) indirect ownership interest in the outstanding capital stock of CIESA is as follows: GIP holds 27.1 percent (27.1%), WST holds 4.58 percent (4.58%) and PCT holds 18.32 percent (18.32%). As a result of these transactions, pursuant to the provisions of Section 87 and subsequent sections of Argentine Law No. 26,831 (the “Capital Markets Law”), and Article 10, Section II, Chapter II, Title III, of the CNV Regulations, we are required to offer to purchase up to a total of 194,651,345 Class B Shares, which represent up to a total of twenty-four and one-half percent (24.5%) of the capital stock of TGS. See “SPECIAL FACTORS— Background of the Offers.”

Subject to the terms described herein, unless the U.S. Offer is extended, to tender Class B Shares or ADSs in the U.S. Offer a holder must tender their Securities no later than 11:00 a.m., New York City time (the “Expiration Time”) on January 31, 2017 (such date, as it may be extended by us, the “Expiration Date”).

If you are the record owner of ADSs on the books of the ADS depositary and you tender your ADSs in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your Class B Shares or ADSs through a broker or other nominee, and your broker tenders your Class B Shares or ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. For more information, see “THE TENDER OFFER—Section 11. Fees and Expenses.” The purchase price received by holders of Class B Shares (including ADSs representing rights to Class B Shares) participating in the U.S. Offer who are not resident in Argentina for Argentine tax purposes are subject to applicable withholding on Argentine capital gains tax. See “THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences.”

On July 27, 2016, the Offerors announced their intention to launch the Argentine Offer and proposed a price of Ps. 18.20 per Class B Share (the “Original Offer Price”). On August 16, 2016, the Offerors filed valuation reports and fairness opinions by Quantum Finanzas S.A. and Finanzas & Gestión S.A. (both available at www.cnv.gob.ar, copies of which are attached as Exhibits (c)(i) and (c)(ii) to the Schedule TO), indicating that the Original Offer Price was within the range of fairness. Additionally, the board of directors of TGS (the “Board of Directors”) requested an independent valuation from BACH Capital S.A. On August 22, 2016, in compliance with applicable regulations of the CNV, the Board of Directors considered the valuations of Quantum Finanzas S.A., Finanzas & Gestión S.A and BACH Capital S.A and issued a favorable opinion on the reasonableness of the Original Offer Price. The valuation reports of BACH Capital S.A., Quantum Finanzas S.A., and Finanzas & Gestión S.A. are available at www.cnv.gob.ar and are attached as Exhibits (c)(i), (c)(ii) and (c)(iii) to the Schedule TO.

Under U.S. law, within ten (10) U.S. Business Days after the day the U.S. Offer is commenced, TGS is required by the Exchange Act to file with the SEC (as defined below) and distribute to U.S. holders of Securities a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing additional information regarding TGS’s Board of Directors’ determination as to whether it is in favor of the U.S. Offer and whether it recommends that holders tender their Class B Shares in the U.S. Offer. A copy of the Schedule 14D-9 will be furnished to all holders of ADSs and U.S. holders of Class B Shares by TGS. Holders of Class B Shares and/or ADSs are urged to read these documents carefully when they become available and as they may be amended from time to time, before making any decision with respect to the U.S. Offer.

The Offer Price received by holders of Class B Shares or ADSs participating in the U.S. Offer who are not resident in Argentina for Argentine tax purposes are subject to applicable withholding on Argentine capital gains tax. If holders do not present a valid Tax Cost Certificate within such time period, thirteen and one-half percent (13.5%) of the Offer Price will be withheld pursuant to Argentine law. See “THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences—Capital Gains Tax—Foreign Beneficiaries.”

This U.S. Offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers.

Certain amounts and percentages presented in this U.S. Offer to Purchase have been subject to rounding adjustments and, accordingly, certain totals presented may not correspond to the arithmetic sum of the amounts or percentages that precede them.

This U.S. Offer to Purchase and its related documents contain important information that you should read carefully and in their entirety before making any decision in connection with the U.S. Offer.

SPECIAL FACTORS

Background of the Offers

The Offers are comprised of a U.S. Offer and an Argentine Offer. The Argentine Offer is required in Argentina as a mandatory offer in connection with the Offerors’ recent acquisition of a co-controlling interest in Compañía de Inversiones de Energía S.A. (“CIESA”) from Pampa Energía S.A. (“Pampa”), Pampa Participaciones S.A. (“PPSA”) and Pampa Inversiones S.A. (“PISA”, and together with Pampa and PPSA, the “Sellers”), which resulted in the change in co-control of, and indirect acquisition by the Offerors of co-control in, TGS. In connection with the mandatory Argentine Offer, the Offerors are required to comply with Regulation 14D and Regulation 14E of the Exchange Act and are doing so by making the U.S. Offer.

On July 27, 2016, the Offerors purchased (i) 49,837,885 registered non endorsable shares of common stock, which represent ninety-eight percent (98%) of the issued and outstanding shares of PEPCA S.A. from Pampa and (ii) 1,017,100 registered non endorsable shares of common stock, which represent two percent (2%) of the issued and outstanding shares of PEPCA S.A. from PPSA, resulting in the acquisition by the Offerors of all the issued and outstanding shares of PEPCA S.A. (such purchases, the “PEPCA Acquisition”). On July 27, 2016, GIP and PCT purchased from Sellers fifty-five percent (55%) and forty-five percent (45%), respectively, of PISA’s rights as single and final beneficiary of the CIESA Trust (the “PISA Rights”) (the “CIESA Trust Acquisition” and, together with the PEPCA Acquisition, the “CIESA Acquisition”).

PEPCA S.A. is the registered and beneficial owner of 63,881,870 Class B3 shares of common stock of CIESA, which represent ten percent (10%) of the outstanding capital stock of CIESA. As a result of the PEPCA Acquisition, the Offerors acquired indirect control of ten percent (10%) of the outstanding capital stock of CIESA. The PISA Rights grant the holders thereof, among other things, the right to receive forty percent (40%) of the outstanding shares and voting interest of CIESA. As a result of the CIESA Trust Acquisition, GIP and PCT acquired rights resulting in the indirect control of forty percent (40%) of the outstanding capital stock of CIESA. Together, through the PEPCA Acquisition and CIESA Trust Acquisition, the Offerors collectively acquired shares and rights giving them indirect control of fifty percent (50%) of the outstanding capital stock of CIESA, which holds fifty-one percent (51%) of the capital stock of TGS and thus hold a controlling interest in TGS.

As a result of the CIESA Acquisition, the ownership percentage of each Offeror of the Offerors’ combined fifty percent (50%) indirect ownership interest in the outstanding capital stock of CIESA is as follows as of the date of this U.S. Offer to Purchase: GIP holds 27.1 percent (27.1%), WST holds 4.58 percent (4.58%) and PCT holds 18.32 percent (18.32%).

In addition, the terms of the CIESA Trust Acquisition provide that, on or before February 15, 2017, the Sellers may exercise an option to exchange the PISA Rights for certain alternate assets (the “Swap Assets”) without providing any additional consideration to GIP and PCT (the “Swap Option”). The Swap Assets include (i) all the issued and outstanding shares of Petrobras Hispano Argentina S.A. (“PHA”), which owns twenty-five percent (25%) of the outstanding capital stock of CIESA and (ii) fifteen percent (15%) of the outstanding capital stock of CIESA, currently owned by Petrobras Argentina S.A. (“PESA”). PHA and PESA are indirectly controlled by Pampa. Should the Sellers exercise the Swap Option, receipt of the Swap Assets will result in GIP and PCT acquiring forty percent (40%) of the outstanding shares and votes of CIESA and the Offerors will hold, collectively, fifty percent (50%) of the outstanding capital stock of CIESA. Thus, exercising the Swap Option will not modify the Offerors’ percentage ownership of CIESA, and thereby TGS, following the CIESA Acquisition.

The Capital Markets Law and Article 10, Section II, Chapter II, Title III of the CNV Regulations provisions on mandatory tender offers (an “Oferta Pública de Adquisición” or “OPA”) require any natural or legal person who intends to acquire, or has acquired, shares representing, directly or indirectly, a “significant interest” in the total voting capital stock of any company whose shares are admitted to the Argentine public offering regime and trade on a regulated Argentine market to launch a mandatory public offer to purchase voting shares of such company to the extent that the acquisition of such “significant interest” also involves the acquisition of control of the affected company. The amount of shares required to be subject to the mandatory tender offer varies based on the size of the “significant interest.” The acquisition of fifteen percent (15%) or more of the voting capital stock of a company requires a mandatory tender offer for the percentage of the voting capital stock required to hold fifty percent (50%) of the total voting capital stock of such company. These CNV procedures under

Argentine law aim to ensure equal treatment of majority and minority shareholders in economic and financial matters. As a result of the Offerors’ acquisition of the CIESA shares, the Offerors indirectly acquired twenty-five and one-half percent (25.5%) of TGS voting capital stock. Consequently, in accordance with the Capital Markets Law and the applicable CNV Regulations, the Offerors acquired more than fifteen percent (15%) of the voting capital stock of TGS and are required to launch a mandatory tender offer for the amount of Class B Shares not owned by the Offerors or their affiliates that would be required for them to hold directly and indirectly at least fifty percent (50%) of TGS’s voting capital stock.

Therefore, after the closing of the CIESA Acquisition, the Offerors, subject to obtaining the necessary authorizations from the respective regulatory authorities (see “THE TENDER OFFER—Section 10. Certain Legal and Regulatory Matters”) indirectly became the owners of rights in respect of fifty percent (50%) of the capital stock of CIESA, which holds fifty-one percent (51%) of the capital stock of TGS and has the exclusive control thereof, which triggered a mandatory tender offer obligation under applicable CNV Regulations (as defined below) compelling the Offerors to launch a tender offer for at least twenty-four and one-half percent (24.5%) of TGS’s voting capital stock.

On July 27, 2016, the Offerors announced their intention to commence a mandatory tender offer that would satisfy the requirements of the Capital Markets Law and applicable CNV Regulations. The Offerors also announced an Original Offer Price of Ps. 18.20 per Class B Share. The Argentine Offer is conditioned on the effective acquisition of the fifty percent (50%) interest by the Offerors in CIESA, which was completed on July 27, 2016, and the approval by the CNV of the Argentine Offer.

As required under applicable CNV Regulations in connection with the Argentine Offer, the Offerors engaged two independent valuation firms to prepare two valuation and fairness reports to be filed with the CNV on the value of the Class B Shares and the price being offered for them. On August 16, 2016, the Offerors filed valuation reports and fairness opinions by Quantum Finanzas S.A. and Finanzas & Gestión S.A. (both available at www.cnv.gob.ar, each of which are attached as Exhibit (c)(i) and Exhibit (c)(ii) to the Schedule TO), indicating that the Original Offer Price was within the range of fairness. Each of the valuation reports presents an analysis and determination of the economic value of TGS’s Class B Shares.

In addition, the Board of Directors of TGS engaged an independent valuation firm to assess the fairness of the price being offered and assessed the fairness of the offer being made and provided a recommendation to shareholders.

On August 22, 2016, in compliance with applicable regulations of the Argentine CNV, the Board of Directors considered the valuations of Quantum Finanzas S.A., Finanzas & Gestión S.A and BACH Capital S.A and issued a favorable opinion on the reasonableness of the Original Offer Price. The valuation reports of BACH Capital S.A., Quantum Finanzas S.A., and Finanzas & Gestión S.A. are available at www.cnv.gob.ar and are attached as Exhibits (c)(i), (c)(ii) and (c)(iii) to the Schedule TO.

On September 7 and October 2, 2016, the CNV stated that the Original Offer Price should be increased from Ps. 18.20 per Class B Share to Ps. 18.39 per Class B Share. The CNV Regulation provides that the minimum allowable offer price is the average of the market value of the shares within the six months prior to the offer. In determining the Original Offer Price, the Offerors calculated the average market value of TGS shares over the six month-period prior to July 17, 2016, the date on which the Board of Directors and/or managers, as applicable, of the Offerors decided to launch the Argentine Offer. The CNV has clarified that the average market value of TGS shares should have been calculated as from July 27, 2016, the date of the announcement of the Argentine Offer. On October 21, 2016, the Offerors filed a notice with the CNV expressing their consent and willingness to increase the price being offered from Ps. 18.20 per Class B Share to Ps. 18.39 per Class B Share.

Purpose of and Reasons for the U.S. Offer; Plans for TGS Following the U.S. Offer

Purpose of and Reasons for the Offers

The Argentine Offer is being made by the Offerors to comply with the Capital Markets Law and Article 10, Section II, Chapter II, Title III of the CNV Regulations after the indirect acquisition by the Offerors, pursuant to the CIESA Acquisition, of twenty-five and one-half percent (25.5%) of the voting shares of TGS. In connection with the mandatory Argentine Offer, the Offerors are required to comply with Regulation 14D and Regulation 14E of the Exchange Act and are doing so by making the U.S. Offer.

Plans for TGS Following the Offers

The intention of the Offerors is to continue to support the development of TGS. There are no specific plans relating to the use of the assets of TGS as a result of the acquisition of Securities in the U.S. Offer. There are no specific plans to change the remuneration of the executive officers of TGS as a result of the U.S. Offer. There are no relevant agreements entered into between the Offerors and TGS during the two (2) years preceding the date of this U.S. Offer to Purchase. The Offerors presently anticipate that following the consummation of the Offers TGS will continue as a public company, will maintain registration of the Class B Shares and ADSs under the Exchange Act including compliance with all reporting obligations required thereunder and will maintain its listings on the NYSE and MERVAL.

Agreements between the Offerors and TGS or Members of the Board of Directors of TGS

The Offerors have not entered into any agreement with TGS or with any of the current members of Board of Directors of TGS. No specific advantages have been reserved for the members of such board.

Amendment of TGS’ Corporate By-laws

The Offerors do not plan to introduce significant amendments to the by-laws of TGS.

Human Resources

As of the date of this U.S. Offer to Purchase, no changes in the senior management of TGS have been analyzed by the Offerors. As of the date of this U.S. Offer to Purchase, no change is anticipated by the Offerors in the organization structure of TGS and/or in the current positions of its employees. The Offerors do not plan to pay any compensation to the executive officers of TGS in connection with the acquisition of the Securities in the Offers.

As a result of the CIESA Acquisition, there have been changes both in the Board of Directors and in the Supervisory Committee of TGS. Below is a list of members as of April 20, 2016 (prior to the CIESA Acquisition) and a list of members as of July 27, 2016 (following the closing of the CIESA Acquisition):

List of Members as of April 20, 2016

Position	Name	Date of Appointment	End of Term of Office
Chairman	Ricardo Isidro Monge	April 30, 2014	He held office until July 27, 2016
Vice Chairman	Gustavo Mariani	April 20, 2016	He held office until July 27, 2016
Director	Javier Bernardo Sato	April 30, 2014	He held office until July 27, 2016
Director	Héctor Daniel Casal	April 30, 2014	He held office until July 27, 2016
Director	Sonia Fabiana Salvatierra	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Director	Diego Alberto Güerri	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Director	Carlos Alberto Olivieri	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Director	Mauricio Edgardo Szmulewiez	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Director	Sergio Benito Patrón Costas	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016

Position	Name	Date of Appointment	End of Term of Office
Alternate Director	Leslie Allan Blumenthal	April 30, 2014	He held office until July 27, 2016
Alternate Director	Mariano Batistella	April 20, 2016	He held office until July 27, 2016
Alternate Director	Jorge Raúl Subijana	April 30, 2014	He held office until July 27, 2016
Alternate Director	Favio Marcelo Pezzullo	April 23, 2016	He held office until July 27, 2016
Alternate Director	Mariano Osvaldo Ferrero	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Alternate Director	Alejandro Candioti	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Alternate Director	Diego Petrecolla	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Alternate Director	Ignacio Gustavo Alvarez Pizzo	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Alternate Director	Lourdes María Belén Armada	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Statutory Auditor	Claudio Norberto Vazquez	April 23, 2016	He held office until August 29, 2016
Statutory Auditor	José María Zuliani	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Statutory Auditor	Hugo Alejandro Carcavallo	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Alternate Statutory Auditor	Silvina Yazbeck Jozami	April 23, 2016	She held office until August 29, 2016
Alternate Statutory Auditor	Diego Martín Salaverri	April 20, 2016	He held office until July 27, 2016
Alternate Statutory Auditor	Alejandro Mario Roisentul Wuilliams	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016

List of Members as of July 27, 2016

Position	Name	Date of Appointment	End of Term of Office
Chairman	Gustavo Mariani	July 27, 2016	Until the Next Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Vice Chairman	Luis A. Fallo	July 27, 2016	Until the Next Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016

Position	Name	Date of Appointment	End of Term of Office
Director	Mariano Batistella	July 27, 2016	Until the Next Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Director	Gregorio Werthein	July 27, 2016	Until the Next Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Director	Sonia Fabiana Salvatierra	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Director	Diego Alberto Güerri	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Director	Carlos Alberto Olivieri	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Director	Mauricio Edgardo Szmulewiez	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Director	Sergio Benito Patrón Costas	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Alternate Director	Diego Salaverri	July 27, 2016	Until the Shareholders’ Next General Ordinary Meeting approving the Financial Statements for 2016
Alternate Director	Nicolas Mindlin	July 27, 2016	Until the Shareholders’ Next General Ordinary Meeting approving the Financial Statements for 2016
Alternate Director	Hugo N. Galluzzo	July 27, 2016	Until the Shareholders’ Next General Ordinary Meeting approving the Financial Statements for 2016
Alternate Director	Jorge Sampietro	July 27, 2016	Until the Shareholders’ Next General Ordinary Meeting approving the Financial Statements for 2016
Alternate Director	Mariano Osvaldo Ferrero	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Alternate Director	Alejandro Candioti	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Alternate Director	Diego Petrecolla	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016

Position	Name	Date of Appointment	End of Term of Office
Alternate Director	Ignacio Gustavo Alvarez Pizzo	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Alternate Director	Lourdes María Belén Armada	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Statutory Auditor	Claudio Norberto Vazquez	April 23, 2015	He held office until August 29, 2016
Statutory Auditor	José María Zuliani	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Statutory Auditor	Hugo Alejandro Carcavallo	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016
Alternate Statutory Auditor	Silvina Yazbeck Jozami	April 23, 2015	She held office until August 29, 2016
Alternate Statutory Auditor	Alejandro Mario Roisentul Wuilliams	April 20, 2016	Until the Shareholders’ General Ordinary Meeting approving the Financial Statements for 2016

Intention With Respect to Tendered Class B Shares and ADSs

We presently anticipate that following the consummation of the Offers, TGS will continue as a public company, will maintain registration of the Class B Shares and ADSs under the Exchange Act, including compliance with all reporting obligations required thereunder and will maintain its listings on the NYSE and MERVAL.

PCT – Backstop Commitment Letter

Pursuant to a stock purchase agreement, PCT intends to sell all Class B Shares and ADSs acquired in the Offers to the Backstop Purchaser (as defined below). See “THE TENDER OFFER—Section 5. Source and Amount of Funds; Certain Requirements Regarding Offer Price.”

Backstop Commitment Letter

PCT intends to enter into a commitment letter (the “Backstop Commitment Letter”) with PointArgentum Master Fund LP (the “Backstop Purchaser”), immediately prior to the launch of the Argentine Offer, pursuant to which, among other things, the Backstop Purchaser agreed, subject to certain conditions, to purchase from PCT all of the Class B Shares (the “Purchased Shares”) and ADSs (the “Purchased ADSs”) accepted by PCT pursuant to the Offers (the “Purchased Securities”) at a purchase price of U.S. $1.25 per Purchased Share and U.S. $6.25 per Purchased ADS; provided, that in no event will the Backstop Purchaser be required to purchase such number of Purchased Securities that would (a) cause the Backstop Purchaser to beneficially own, in the aggregate, directly or indirectly (taking into account the attribution of ownership laws, rules and regulations of the Argentine Republic), 14.9 percent (14.9%) or more of the total outstanding voting stock of TGS or (b) otherwise trigger a tender offer requirement under Article 87 of the Argentine Capital Markets Law No. 26,831; provided, further, that, for the avoidance of doubt, any Securities acquired by the Backstop Purchaser or its affiliates after the execution of the Backstop Commitment Letter (other than pursuant to the securities purchase agreement with respect to the Backstop Purchaser) shall be disregarded for purposes of calculating such 14.9 percent (14.9%) limit (such transaction, the “Backstop Purchase”).

PCT is not relying on the Backstop Commitment Letter as a source of funds for the Offers.

Certain Effects of the U.S. Offer

General Effects

U.S. holders who sell their Class B Shares and/or U.S. holders or non-U.S. holders who sell their ADSs in the Offers will – in connection with the Class B Shares and/or ADSs sold – cease to have any equity interest in TGS or any right to participate in its earnings and future growth, including as a result of acquisitions or mergers. After selling their Class B Shares and/or ADSs in the Offers, such holders also will not bear the risk of any decrease in the value of TGS.

If you do not tender your Class B Shares or ADSs in the Offers, you will remain a holder of Class B Shares or ADSs, as the case may be. As of September 30, 2016, we estimate that there are only 190,758,317 Class B Shares (49% of the total outstanding Class B Shares, excluding treasury shares) and 14,599,920 ADSs (18.7% of the total outstanding Class B Shares, excluding treasury shares) in public circulation. After the completion of the Offers, the number of Class B Shares and ADSs remaining in public circulation may decrease, and the already small market for such securities may be even further reduced.

We believe that the accounting treatment of the U.S. Offer is not material to the decision of holders of Class B Shares or ADSs whether to tender their Class B Shares or ADSs into the U.S. Offer. The purchase of Class B Shares by the Offerors in the Offers will have no effect on the financial statements of TGS.

Market for Class B Shares

The Offerors presently anticipate that following the consummation of the Offers TGS will continue as a public company, will maintain registration of the Class B Shares and ADSs under the Exchange Act, including compliance with all reporting obligations required thereunder and will maintain its listing on each of the NYSE and MERVAL. Neither the Offerors nor their affiliates are seeking to deregister or de-list the Securities from any stock exchange on which the Securities are listed. Following completion of the Offers, the number of Securities remaining in public circulation may decrease and the already small market for such securities may be even further reduced. Depending upon the number of Class B Shares and/or ADSs purchased in the Offers, the Offers will likely adversely affect the liquidity and market value of any Class B Shares or ADSs held by public shareholders after the U.S. Offer is completed.

If you do not tender your Securities, you will remain a holder of Class B Shares or ADSs, as applicable. The Offerors do not have the intention to “squeeze out” holders that elect not to accept the Offers and to remain shareholders of TGS.

Argentine Tax Consequences

Under Argentine law, the exchange of cash for Class B Shares and/or ADSs pursuant to the Offers requires the Offerors to withhold thirteen and one-half percent (13.5%) of the Offer Price in respect of Argentine capital gains tax payable by holders who are not resident in Argentina for tax purposes. The exchange of Class B Shares and/or ADSs for cash pursuant to the Offers gives rise to a tax on gains realized by a holder not resident in Argentina for Argentine tax purposes (individuals or legal entities), legal entities incorporated in Argentina and, to the extent the sale is not made through a securities market duly authorized by the CNV, to individuals resident in Argentina. See “THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences.”

Effects in the United States

U.S. Federal Income Tax Consequences

The receipt of cash in exchange for Class B Shares and/or ADSs pursuant to the Offers by U.S. Holders (as defined in “THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences”) will generally give rise to taxable gain or loss for U.S. federal income tax purposes. See “THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences.”

Margin Regulations

The ADSs and the Class B Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This classification has the effect, among other things, of allowing brokers to extend credit using those Securities as collateral. If registration of the

Securities under the Exchange Act was terminated, the Securities would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities”, in which event the Securities would be ineligible as collateral for margin loans made by brokers.

Certain Rights of Shareholders Following the U.S. Offer

No Appraisal Rights

Holders will not have appraisal or similar rights in connection with the Offers.

Argentine CNV Regulation with Respect to the Offer Price

TGS is an Argentine company, and Argentine law and regulations govern our duties and obligations to TGS and the holders of the Class B Shares with respect to the Offers. As a result of the CIESA Acquisition, applicable CNV Regulations require us to launch a tender offer for at least twenty-four and one-half percent (24.5%) of TGS’s voting capital stock.

We are also required under CNV Regulations to determine a price that is fair and obtain an opinion on the Offer Price for the Class B Shares from two independent valuation firms. The CNV has the right to object to the fairness of the price based on criteria of applicable regulations. In addition, after the initial Argentine Offer period is completed, CNV Regulations require that the Argentine Offer be reopened for five (5) to ten (10) Argentine Business Days so all holders have a second opportunity to sell their Class B Shares with knowledge of the tender offer results. The Offerors expect to extend the U.S. Offer such that the U.S. Offer terminates at the same time as the reopening period required under CNV Regulations concludes.

Other than the aforementioned regulations and requirements, neither Argentine law nor U.S. law imposes any obligation on us to make any determination or analysis regarding whether the U.S. Offer is fair to unaffiliated shareholders.

Valuation Reports

As required under applicable CNV Regulations in connection with the Argentine Offer, the Offerors engaged two independent valuation firms to prepare two valuations and fairness reports to be filed with the CNV on the value of the Class B Shares and the price being offered for them. On August 16, 2016, the Offerors filed with the CNV valuation reports and fairness opinions by Quantum Finanzas S.A. and Finanzas & Gestión S.A. indicating that the Original Offer Price was within the range of fairness. Each of the valuation reports presents an analysis and determination of the economic value of TGS’s Class B Shares.

In addition, the Board of Directors of TGS engaged an independent valuation firm to assess the fairness of the price being offered and to assess the fairness of the offer being made and provide a recommendation for the shareholders. The valuation reports of Bach Capital S.A., Quantum Finanzas S.A. and Finanzas & Gestión S.A. are attached as Exhibits (c)(i), (c)(ii) and (c)(iii) to the Schedule TO.

Interest of Certain Persons in the Offer; Security Ownership

Ownership of Class B Shares of TGS and Intent to Tender

The Offerors collectively have indirect control of fifty percent (50%) of the outstanding capital stock of CIESA. CIESA owns one hundred percent (100%) of the outstanding Class A Shares of TGS, which represent fifty-one percent (51%) of the outstanding capital stock of TGS. The Offerors do not own any Class B Shares or ADSs in TGS. To the best of our knowledge, none of our executive officers, directors or affiliates has made any recommendation with respect to the U.S. Offer in its individual capacity or intends to tender or sell Class B Shares owned in its individual capacity. The Offerors have not entered into any agreement to purchase Securities from any officer, director or affiliate of TGS.

THE TENDER OFFER

1. Terms of the U.S. Offer and Expiration Date.

General

Upon the terms and subject to the Conditions set forth in the U.S. Offer to Purchase (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), the Offerors will accept for payment and pay for up to 194,651,345 Class B Shares (including Class B Shares represented by ADSs), which represent twenty-four and one-half percent (24.5%) of the capital stock of TGS that are properly and timely tendered in the Offers on or prior to the Expiration Time on the Expiration Date, and not properly withdrawn from the U.S. Offer as provided in Section 4.

Class B Shares and ADSs properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn, will be allocated to each Offeror pro rata in accordance with such Offeror’s percentage ownership of the outstanding capital stock of CIESA as compared to the total percentage of CIESA’s outstanding capital stock held by all Offerors. In accordance with this pro rata allocation, GIP, WST and PCT will receive 54.2 percent (54.2%), 9.16 percent (9.16%) and 36.64 percent (36.64%) of any Class B Shares and ADSs timely and properly tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn.

Subject to the exceptions described herein, unless the U.S. Offer is extended, to tender Class B Shares and/or ADSs in the U.S. Offer, a holder must tender prior to the Expiration Time on the Expiration Date.

ADS holders may tender their ADSs through Computershare Trust Company, N.A., as U.S. Receiving Agent, in accordance with the instructions set forth below under Section 3—“Procedures for Participating in the U.S. Offer” and in the accompanying Letter of Transmittal. As an alternative to participating in the U.S. Offer through the U.S. Receiving Agent, an ADS holder that is a U.S. holder may also surrender its ADSs to The Bank of New York Mellon (“BONY”), as ADS depositary, withdraw the Class B Shares the rights to which underlie the ADSs from the ADS program and participate directly in the U.S. Offer as a holder of Class B Shares, in which case holders need to allow sufficient time to complete all required steps described in this U.S. Offer to Purchase and the Letter of Transmittal before the Expiration Time on the Expiration Date. See “—Section 3. Procedures for Participating in the U.S. Offer.”

Unless the U.S. Offer is extended, ADS holders who have tendered their ADS through Computershare Trust Company, N.A., as U.S. Receiving Agent, will be entitled to withdraw from the U.S. Offer up until the Expiration Time on the Expiration Date.

Proration

We will pay the Offer Price for up to 194,651,345 Class B Shares (including Class B Shares represented by ADSs), which represent twenty-four and one-half percent (24.5%) of the capital stock of TGS properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn. As promptly as practicable after receipt of that payment, Computershare Trust Company, N.A., as U.S. Receiving Agent, will distribute the Offer Price in U.S. dollars to the U.S. holders of Class B Shares and to the U.S. and non-U.S. holders of ADSs representing rights to Class B Shares accepted for purchase in the U.S. Offer. See “—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs.”

If not more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) are properly and timely tendered in the Offers prior to the Expiration Time on the Expiration Date and not properly withdrawn from the U.S. Offer, we will, upon the terms and subject to the Conditions of the U.S. Offer and pursuant to the Argentine Offer, purchase all Class B Shares (including Class B Shares represented by ADSs) so tendered and not withdrawn. In no event will the Offerors purchase more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) in total in the Offers. If more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) are properly and timely tendered in the Offers prior to the Expiration Time on the Expiration Date and, in the case of tenders in the U.S. Offer, not properly withdrawn, we will, upon the terms and subject to the Conditions of the U.S. Offer and pursuant to the Argentine Offer, purchase 194,651,345 Class B Shares (including Class B Shares represented by ADSs) on a pro rata basis according to the number of Class B Shares (including Class B Shares represented by ADSs) properly and timely tendered in the Offers prior to the Expiration Time on the Expiration Date and, in the case of tenders in the U.S.

Offer, and not properly withdrawn. For purposes of determining proration, we will aggregate, in consultation with the Argentine Receiving Agent, the number of Class B Shares tendered pursuant to this U.S. Offer, Class B Shares represented by ADSs tendered pursuant to this U.S. Offer and Class B Shares tendered pursuant to the Argentine Offer.

In the event that proration of tendered Class B Shares (including Class B Shares represented by ADSs) is required, the proration factor used will be determined in accordance with the requirements of Section 70 (Distribution and Proration Rules), Section VII, Chapter II, Title III of the CNV Regulations and we will announce the final results of such proration and the proration factor through a press release not later than two (2) U.S. Business Days following the Expiration Date.

In the event that, after application of such proration factor, the number of Class B Shares that we would purchase from a holder of Class B Shares includes a fractional Class B Share (or, in the case of an ADS, a fraction of the underlying share), such fraction will be rounded by the Offerors in consultation with the Argentine Receiving Agent. The U.S. Receiving Agent will, in turn, apply the proration factor to the ADSs that have been properly and timely tendered through the U.S. Receiving Agent and not properly withdrawn from the U.S. Offer. In applying the proration factor, the U.S. Receiving Agent will make adjustments such that no number of Class B Shares representing a fraction of an ADS will be purchased from any ADS holder.

Extension and Amendment

Under U.S. law, if the Offerors make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer or if they waive a material Condition of the U.S. Offer, the Offerors will disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by applicable laws or regulations (which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of 5 (five) U.S. Business Days from the date the material change is first published, sent or given to U.S. holders of Class B Shares and/or all holders of ADSs, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 (ten) business-day period is generally required to allow for adequate dissemination to shareholders and investor response.

Under Argentine law, the twenty (20) to thirty (30) Argentine Business Days initial term of the Argentine Offer must be extended for an additional period of five (5) to ten (10) Argentine Business Days, to give those holders that have not accepted the offer during the original term an opportunity to do so during such additional term (such period, the “Additional Offer Period”). The Offerors may also request that the CNV authorize the amendment of the terms of the Argentine Offer at any time prior to the last 7 (seven) days of the initial offering period, as long as the amendment reflects an improvement of the original offer (e.g., by means of an increase in the consideration offered), which request will automatically extend the offer period for 7 (seven) additional days. In addition, if the CNV deems it necessary, it may require that the offer period be further extended due to the amendment.

The Offerors expect to extend the U.S. Offer such that the Expiration Date of the U.S. Offer is the expiration date of the Additional Offer Period of the Argentine Offer.

Mailing

This U.S. Offer to Purchase, the related Form of Acceptance and Letter of Transmittal and other relevant materials will be mailed by us to the record holders of ADSs and the U.S. resident record holders of Class B Shares whose names appear on the shareholder lists maintained by TGS, the list of record holders of ADSs maintained by BONY, as ADS depositary, and the security position listing of The Depository Trust Company (“DTC”), as the book-entry transfer facility for ADSs of TGS, and will be furnished, for subsequent transmittal to the beneficial owners of ADSs and the U.S. resident beneficial owners of Class B Shares, to brokers or other securities intermediaries and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in the security position listing of the DTC. We will reimburse brokers and other securities intermediaries for customary handling and mailing expenses incurred by them in forwarding the U.S. Offer materials to their customers. We will also mail this U.S. Offer to Purchase, the related Letter of Transmittal and other relevant materials to any registered or beneficial holder of Class B Shares and/or ADSs that requests a copy of the U.S. Offer materials.

Definitions

For purposes of this U.S. Offer to Purchase and the related documents:

• “Argentine Business Day” means any day on which MERVAL and Argentine financial entities are open for trading; and

• “U.S. Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2. Acceptance for Payment and Payment for Class B Shares and ADSs.

For purposes of the U.S. Offer, the Offerors will be deemed to have accepted for payment (and thereby purchased) up to 194,651,345 Class B Shares (including Class B Shares represented by ADSs) timely and properly tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn prior to the Expiration Time on the Expiration Date, when the Offerors give written notice to the U.S. Receiving Agent of acceptance for payment of such Class B Shares and ADSs (the “Acceptance Date”).

In no event will the Offerors purchase more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) in total in the Offers. If more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) are tendered in the Offers, Class B Shares and ADSs properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn may be subject to proration as described in “THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date.”

In order for the U.S. Offer and the Argentine Offer to expire on the same date, the Offerors intend to extend the Expiration Date of the U.S. Offer to the expiration date of the Additional Offer Period of the Argentine Offer. The Offerors do not intend to provide any subsequent offering periods under the U.S. Offer.

Pursuant to Argentine law, unless a tendering holder not resident in Argentina for Argentine tax purposes delivers a valid Tax Cost Certificate (as defined below) to the Offerors in accordance with “—Procedures for Delivering Tax Cost Certificate” below, the Offerors are required to withhold thirteen and one-half percent (13.5%) of the Offer Price payable to any such tendering holder in respect of Argentine income tax on the capital gains derived from the disposition of the Securities. If the tendering holder provides a valid Tax Cost Certificate, the Offerors are required to withhold fifteen percent (15%) of the Net Gain (as defined below), if any, of such tendering holder. The Offer Price will be net of (i) the applicable thirteen and one-half percent (13.5%) withholding tax if the tendering holder does not provide a valid Tax Cost Certificate prior to the Expiration Time on the Expiration Date or (ii) fifteen percent (15%) of the Net Gain if the tendering holder provides a valid Tax Cost Certificate prior to the Expiration Time on the Expiration Date. See “—Procedures for Delivering Tax Cost Certificate.”

Class B Shares

The Offer Price for the Class B Shares accepted for payment pursuant to the U.S. Offer will be settled and paid in U.S. dollars. Holders of Class B Shares who wish to convert the U.S. dollars received in connection with the U.S. Offer into another currency will bear all exchange rate risk associated with this conversion.

Once the Offerors have accepted the tendered Class B Shares for payment, payment for Class B Shares accepted by the Offerors pursuant to the U.S. Offer will be made in accordance with Argentine law and practice, which is expected to be five (5) U.S. Business Days after the Acceptance Date (the “Payment Date”), by deposit of the Offer Price in U.S. dollars with the U.S. Receiving Agent and the U.S. Receiving Agent will make the subsequent payments to holders tendering Class B Shares in the U.S. Offer through the U.S. Receiving Agent by a check to be mailed to the address indicated by the tendering holders in the Form of Acceptance. Payment of the Offer Price shall be made by the U.S. Receiving Agent only to the person identified on the Tender Certificate (as defined below) as the seller of the tendered Class B Shares, and any of said persons shall be treated both by the Offerors and by the U.S. Receiving Agent as the sole owner and seller of the tendered Class B Shares.

The U.S. Receiving Agent will act as agent for U.S. tendering holders of Class B Shares for the purpose of receiving payments from the Offerors and transmitting payments to such tendering holders of Class B Shares whose Class B Shares have been accepted for payment.

ADSs

The Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be settled and paid in U.S. dollars. at the selling exchange rate published by the Banco de la Nación Argentina at the close of business on the Argentine Business Day (as defined below) prior to the Expiration Date. Holders of ADSs who wish to convert the U.S. dollars received in connection with the U.S. Offer into another currency will bear all exchange rate risk associated with that conversion.

Once the Offerors have accepted the tendered ADSs for payment, payment for ADSs accepted by the Offerors pursuant to the U.S. Offer will be made in accordance with Argentine law and practice, which is expected to be on the Payment Date. Payment for ADSs accepted pursuant to the U.S. Offer will be made by deposit of the Offer Price by the Offerors in U.S. dollars with the U.S. Receiving Agent. The U.S. Receiving Agent will act as agent for tendering holders of ADSs for the purpose of receiving payments from the Offerors and transmitting payments to such tendering holders of ADSs whose ADSs have been accepted for payment.

Procedures for Delivering Tax Cost Certificate

Holders who properly and timely tender and do not properly withdraw their ADSs prior to the Expiration Time on the Expiration Date will receive a voluntary offering instruction number (“VOI Number”) from DTC. Holders of Class B Shares who properly and timely tender and do not properly withdraw their Class B Shares prior to the Expiration Time on the Expiration Date will receive an SBS Internal Reference Number (together with the VOI Number, the “Identifying Numbers”).

In order for the Offer Price to be paid net of fifteen percent (15%) of the Net Gain, if any, holders who are non-Argentine residents for Argentine tax purposes must complete the Tax Cost Certificate in the form attached to each of the Form of Acceptance and the Letter of Transmittal. Such Tax Cost Certificate must include notarized and apostilled (or authenticated by a consulate in the case an apostilled form is not available) copies of all documentation supporting the information set forth in the Tax Cost Certificate and must be (i) prepared and certified by a registered accountant in the jurisdiction of the tendering holder (ii) notarized and apostilled (or authenticated by a consulate in the case an apostilled form is not available) and (iii) prepared in accordance with Argentine tax regulations, as described therein. The Tax Cost Certificate shall certify the original acquisition price in pesos of the Securities by the holder of the Securities, converted, in the case of ADSs, at the applicable selling exchange rate published by Banco de la Nación Argentina at the date of such acquisition.

The Tax Cost Certificate must include the holder’s Identifying Number and be received by the U.S. Receiving Agent prior to the Expiration Time on the Expiration Date. The Offerors reserve the right to reject any Tax Cost Certificate received which would not, in the Offerors’ sole judgment, be considered valid by the Administración Federal de Ingresos Públicos or “AFIP” (Argentine Internal Revenue Service) or if the Offerors decide that such Tax Cost Certificate does not allow the proper calculation of the applicable withholding. If the Offerors reject a Tax Cost Certificate, a thirteen and one-half percent (13.5%) withholding will be applied to such holder by the Offerors as if no Tax Cost Certificate had been received.

General Provisions

If any tendered Class B Shares and/or ADSs are not purchased for any reason, including, without limitation any pro rata reduction of Class B Shares (including Class B Shares represented by ADSs) accepted for purchase in the U.S. Offer as described in “THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date,” the documents of title relating to the Class B Shares or American Depositary Receipts (the “ADRs”) evidencing ADSs and other documents of title, if any, will be returned, without expense to, but at the risk of, the tendering holder or, in the case of ADSs delivered by book-entry transfer, by transfer of such ADSs to an account maintained at the Book-Entry Transfer Facility (as defined below), as promptly as practicable after the expiration or termination of the U.S. Offer or the proper withdrawal of the Class B Shares underlying the ADSs, as applicable.

The Securities will be acquired with all rights pertaining to them, including voting rights and the right to receive any distribution or dividend, including those declared before the date of commencement of the U.S. Offer and unpaid as of that date, and those declared on or after such commencement date.

Under no circumstances will interest be paid on the Offer Price for the tendered Class B Shares and/or ADSs whether or not the Expiration Date is extended. After the Acceptance Date, the Offerors’ obligation to make payments to tendering holders of Class B Shares and/or ADSs shall continue until funds deposited with the U.S. Receiving Agent are paid to tendering holders of Class B Shares and/or ADSs. Upon the deposit of funds with the U.S. Receiving Agent for the purpose of making payments to tendering holders of Class B Shares and/or ADSs, the Offerors’ obligation to make the payment shall be satisfied, and tendering holders of Class B Shares and/or ADSs must thereafter look solely to the U.S. Receiving Agent with respect to the Class B Shares and/or ADSs for payment of amounts owed to them by reason of the acceptance for payment of Class B Shares and/or ADSs pursuant to the U.S. Offer.

To the extent permitted by applicable law, we reserve the right to transfer or assign, in whole or in part at any time, to one or more of our subsidiaries or affiliates, the right to purchase Securities in the U.S. Offer, but any such transfer of assignment will not relieve us of our obligations under the Offers and will not prejudice the rights of tendering holders to receive payment for Securities validly tendered and accepted upon the terms and subject to the conditions set forth in the U.S. Offer.

3. Procedures for Participating in the U.S. Offer.

ADSs (whether or not held by U.S. holders) may only be tendered in the U.S. Offer. Only holders of Class B Shares who are U.S. holders are eligible to participate in the U.S. Offer. All other holders of Class B Shares, and holders of Class B Shares who are U.S. holders but wish to participate in the Argentine Offer, must tender their Class B Shares in the Argentine Offer. Before they decide to tender their Class B Shares in the Argentine Offer, U.S. holders of Class B Shares who wish to participate in the Argentine Offer should carefully consider that they will not be granted the protection of the Exchange Act, as a result of which they will not have withdrawal rights, among other factors. For assistance in connection with the Argentine Offer, please contact Banco Itaú Argentina S.A., the receiving agent under the Argentine Offer. Non-Argentine holders of Class B Shares will not be permitted to tender into the Argentine Offer through the MERVAL Procedure.

The tendering of Class B Shares pursuant to the U.S. Offer shall constitute a binding agreement between the tendering holder of Class B Shares and the Offerors pursuant to the terms and subject to the conditions of the U.S. Offer.

Pursuant to the terms of the U.S. Offer and subject to the Conditions thereof, the Offerors shall acquire such Class B Shares and/or ADSs as are validly tendered prior to the Expiration Time on the Expiration Date pursuant to the requirements listed below and provided that tendered Class B Shares and/or ADSs are not withdrawn as set forth in “—Section 4. Withdrawal Rights.”

The U.S. Offer to Purchase, the Form of Acceptance, the Letter of Transmittal and other relevant materials may be obtained at the offices of the U.S. Receiving Agent, at the addresses indicated on the back cover of this U.S. Offer during normal business hours through the Expiration Time on the Expiration Date. However, failure to receive any documentation related to this U.S. Offer by any holder of Class B Shares or ADSs shall not invalidate this U.S. Offer or any aspect hereof.

Holders of Class B Shares

A U.S. holder of Class B Shares who decides to tender all or part of its Class B Shares in the U.S. Offer, shall follow the procedures described below:

(i) Holders whose Class B Shares are registered under their name in the share registry of TGS kept by Caja de Valores.

A holder whose Class B Shares are registered under its name in the share registry of TGS kept by Caja de Valores and who intends to tender its Class B Shares in the U.S. Offer must first transfer the Class B Shares to the collective deposit system of Caja de Valores and follow the procedure described below.

A holder of Class B Shares that does not have a cuenta comitente in the collective deposit system of Caja de Valores through a financial intermediary (“Custodian”), may open a cuenta comitente in its name through any Custodian. The Custodian will open a cuenta comitente at Caja de Valores in which it will deposit the stock certificate issued by Caja de Valores (“Certificate”) and a cash account, in the name of the holder of Class B Shares. For purposes of this U.S. Offer to Purchase, a “cuenta comitente” shall mean an account opened by a Custodian at Caja de Valores in the name of a holder of Class B Shares.

The Class B Shares may not be tendered by a U.S. holder until they are credited in the holder’s account (cuenta comitente) at Caja de Valores. A holder wishing to open a cuenta comitente should therefore contact a Custodian with sufficient time to allow the Custodian to open the cuenta comitente to permit the tendering of Class B Shares prior to the Expiration Time on the Expiration Date.

Once the applicable requirements are met, the cuenta comitente has been opened, and the Class B Shares have been credited to such cuenta comitente, the U.S. holder may tender its Class B Shares in the U.S. Offer, following the steps set forth below:

(a) the U.S. holder of Class B Shares shall request its Custodian to instruct Caja de Valores to transfer its Class B Shares to the account opened by Banco Itaú Argentina S.A. (the “Argentine Receiving Agent”) for purposes of the U.S. Offer (Account name “OPA TGS – U.S. Tender Offer” - Depositante No. 1204, Comitente No. 1020) with Caja de Valores (the “U.S. Tendered Class B Shares Account”).

(b) The Custodian will obtain from Caja de Valores a certificate evidencing the tendering of the Class B Shares in the U.S. Offer and the transfer and registration of the Class B Shares in favor of the Argentine Receiving Agent in the U.S. Tendered Class B Shares Account (the “Tender Certificate”). The Tender Certificate shall indicate (i) the date of transfer, (ii) the number of Class B Shares transferred to the U.S. Tendered Class B Shares Account and (iii) the name, identification number and/or the registration information with public registrar, as applicable. The tendering holder should provide its Custodian with this information and, in turn, the Custodian should make it available to Caja de Valores.

(c) Once the transfer and registration of the U.S. holder’s Class B Shares to the U.S. Tendered Class B Shares Account is completed by the Custodian, the U.S. holder of Class B Shares who wishes to tender its Class B Shares in the U.S. Offer shall file a completed and signed Form of Acceptance, the Tender Certificate and all other documentation that the U.S. Receiving Agent or the Argentine Receiving Agent may request, with the U.S. Receiving Agent, acting as forwarding agent and paying agent for tenders by U.S. holders of Class B Shares, at the address indicated on the back cover of this U.S. Offer during normal business hours, prior to the Expiration Time on the Expiration Date. The U.S. Receiving Agent will forward all such documentation to the Argentine Receiving Agent promptly following the Expiration Time on the Expiration Date.

(ii) Holders whose Class B Shares are deposited in the collective deposit system of Caja de Valores through its Custodian.

A U.S. holder whose Class B Shares are deposited in the collective deposit system of Caja de Valores, through its Custodian, that wishes to tender its Class B Shares in the U.S. Offer shall follow the steps set forth below:

(a) The U.S. holder shall request its Custodian to transfer the Class B Shares that the holder wishes to tender into the U.S. Tendered Class B Shares Account pursuant to the terms of this U.S. Offer to Purchase.

(b) Custodians shall obtain a Tender Certificate evidencing the tendering of the Class B Shares in the U.S. Offer, and the transfer and registration of the Class B Shares in favor of the Argentine Receiving Agent in the U.S. Tendered Class B Shares Account. The Tender Certificate shall indicate (i) the date of transfer, (ii) the number of Class B Shares transferred to the U.S. Tendered Class B Shares Account and (iii) the name, identification number and/or the public registrar’s information, as applicable.

(c) Once the transfer and registration of the U.S. holder’s Class B Shares to the U.S. Tendered Class B Shares Account is completed by the Custodian, the U.S. holder of Class B Shares that wishes to tender its Class B Shares in the U.S. Offer shall file the completed and signed Form of Acceptance, the Tender Certificate and all other documentation that the U.S. Receiving Agent or the Argentine Receiving Agent may request, with the U.S. Receiving Agent, acting as forwarding agent and paying agent for tenders by U.S. holders of Class B Shares, at the address indicated on the back cover of this U.S. Offer, prior to the Expiration Time on the Expiration Date. The U.S. Receiving Agent will forward all such documentation to the Argentine Receiving Agent promptly following the Expiration Time on the Expiration Date.

(iii) General Provisions

Class B Shares held directly may not be tendered by a U.S. holder in the U.S. Offer until they are transferred into the collective deposit system and credited in the holder’s account (cuenta comitente) at Caja de Valores. Each holder wishing to open a cuenta comitente should therefore contact a Custodian with sufficient time to allow the Custodian to open the cuenta comitente to permit the tendering of Class B Shares prior to the Expiration Time on the Expiration Date. Each holder of Class B Shares should consult with its Custodian as to whether there may be any delay in the issuance of the Tender Certificate by Caja de Valores. The transfer of Class B Shares to the U.S. Tendered Class B Shares Account (and the obtaining of the Tender Certificate) may take time. None of the Offerors, the U.S. Receiving Agent or the Argentine Receiving Agent may provide holders of Class B Shares with a specific timeframe for performing these steps, and therefore each holder should start this procedure as soon as possible.

Only the person or persons whose name or names appear on the Tender Certificate may sign the corresponding Form of Acceptance. If the tendered Class B Shares are deposited in joint accounts, all holders in whose name the Class B Shares are registered must sign a Form of Acceptance even if the Tender Certificate has been issued in the name of a single person. However, if each joint account holder is authorized to dispose the Class B Shares without the consent of the other holder/s, any of the joint account holders may sign the Form of Acceptance. Unless evidence is provided to the contrary, joint account holders will be deemed to require the consent of the other holder/s to dispose the Class B Shares deposited in the joint account.

U.S. holders of Class B Shares may choose to file the Form of Acceptance personally, by authorized agent, or through their Custodians.

The method for delivering the Tender Certificate, the Form of Acceptance and all the other documents required is at the sole option and risk of the tendering holders of Class B Shares. The Class B Shares shall be deemed tendered only when the Class B Shares have been deposited in the U.S. Tendered Class B Shares Account and the Form of Acceptance, the Tender Certificate and other required documents have been received, and not rejected, by the U.S. Receiving Agent. The U.S. Receiving Agent will forward such documents to the Argentine Receiving Agent promptly following the Expiration Time on the Expiration Date.

Subject to the right of any tendering U.S. holder to withdraw any tendered Class B Shares, the Argentine Receiving Agent will keep the Class B Shares deposited in the U.S. Tendered Class B Shares Account until such time as the U.S. Offer is settled and the Offerors pay the Offer Price or the U.S. Offer is terminated.

When a U.S. holder that holds Class B Shares and wishes to participate in the U.S. Offer has correctly completed the procedure described in this section, it shall be deemed to have tendered its Class B Shares in the U.S. Offer and to have accepted all the terms and conditions thereof. The Class B Shares shall not be deemed to have been tendered in the U.S. Offer until such time as the U.S. Receiving Agent has received the documents described above. Once the documents are received by the U.S. Receiving Agent, the tendering holder of Class B Shares may only withdraw the tendered Class B Shares by following the procedure detailed in “THE TENDER OFFER—Section 4. Withdrawal Rights” below.

Payment of the Offer Price for Class B Shares validly tendered in the U.S. Offer and not properly withdrawn from the U.S. Offer shall be made on the Payment Date by the U.S. Receiving Agent, acting as forwarding agent and paying agent for tenders by U.S. holders of Class B Shares.

(iv) Holders of Class B Shares and the MERVAL Procedure.

U.S. holders that hold Class B Shares will not be entitled to tender their Class B Shares in the U.S. Offer through the market system and pursuant to such applicable regulations as provided by the MERVAL (the “MERVAL Procedure”). Non-Argentine holders of Class B Shares will not be permitted to tender into the Argentine Offer through the MERVAL Procedure.

Form of Acceptance

The provisions hereof shall be included in the Form of Acceptance and shall be deemed to form part thereof. Each holder of Class B Shares who has signed or in whose name a Form of Acceptance has been signed, irrevocably represents and warrants to the Offerors, and agrees with the Offerors, that:

(a) the presentation of the Form of Acceptance constitutes (i) an acceptance of the U.S. Offer with respect to the number of Class B Shares indicated on the Form of Acceptance, (ii) a commitment to present the Tender Certificate to the U.S. Receiving Agent as set forth in this U.S. Offer to Purchase and to present any other document and to take any other steps necessary to allow the Offerors to consummate the transfer of ownership of the Class B Shares, subject to the terms and conditions established in this U.S. Offer to Purchase and in the Form of Acceptance and (iii) with the exception of the withdrawal rights of the tendering holders of Class B Shares, an irrevocable tender of the Class B Shares in the U.S. Offer;

(b) the U.S. holder of Class B Shares is the owner of the Class B Shares indicated on the Form of Acceptance and the holder has full authority and rights to deliver, sell, and transfer such Class B Shares and rights inherent thereto to an Offeror (pursuant to the allocation of tendered Class B Shares among the Offerors as shall be determined by mutual agreement of the Offerors);

(c) the tendered Class B Shares are tendered free and clear from all liens, titles, charges, privileges and/or encumbrances, and together with all the rights which they grant or may grant in the future, including the rights to vote and the right to receive any distribution or dividend;

(d) the presentation of the Form of Acceptance constitutes (i) an instruction (which shall be irrevocable as from the Expiration Date) to TGS, Caja de Valores, the U.S. Receiving Agent and the Argentine Receiving Agent, as applicable, to cause the registration and/or register the transfer of the tendered Class B Shares in favor of the Offerors and to deliver to the Offerors a certificate of ownership of the tendered Class B Shares (“Constancia de Saldo de Cuentas”) and/or other documents which prove ownership of such Class B Shares, on the Payment Date; and (ii) a commitment (which shall be irrevocable as from the Expiration Date) to present any other document and to take any other measure necessary to allow the Offerors to consummate the transfer of ownership of the Class B Shares, pursuant to the terms and conditions set forth in this U.S. Offer to Purchase and in the Form of Acceptance;

(e) the U.S. holder undertakes to ratify any and all of the acts or procedures that may be performed or effected by the Offerors or any of their directors or agents or TGS or any of its agents, as the case may be, in the exercise of any of its or their respective powers and/or authorizations in virtue hereof;

(f) the U.S. holder accepts that the voting and any other rights attaching to the tendered Class B Shares, may not be exercised by the holder of Class B Shares while the tendered Class B Shares are deposited in the U.S. Tendered Class B Shares Account;

(g) the U.S. holder accepts that the Offerors seek to acquire the Securities together with all economic and voting rights, including rights to receive any distribution or dividend declared on or after the date of the U.S. Offer to Purchase. Accordingly, the holder accepts that if on or after the date hereof TGS should declare or pay any distribution or dividend on, or issue any right with respect to, the Class B Shares that are payable or distributable to stockholders of record on TGS’s stock transfer records of Class B Shares on a date prior to the transfer to the name of the Purchaser of the tendered Class B Shares, then (i) the Offer Price payable by the Offerors per Class B Share in the U.S. Offer will be reduced to the extent such distribution or dividend are payable in cash and (ii) any non-cash distribution or dividend received and held by a tendering holder shall be required to be promptly remitted and transferred to the U.S. Receiving Agent for the account of the Purchaser accompanied by appropriate documents of transfer. Pending such remittance, Offerors will be entitled to all rights and privileges, as owner of any such non-cash distribution or dividend and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion;

(h) the U.S. holder grants a power of attorney in favor of the U.S. Receiving Agent and the Argentine Receiving Agent to receive such notifications, documents or other communications to be sent to the holders of the tendered Class B Shares, to execute any documents necessary to receive and keep in custody the tendered Class B Shares and to exercise all other rights attaching to the tendered Class B Shares;

(i) the U.S. holder agrees not to sell, assign, transfer, pledge or encumber in any manner the tendered Class B Shares while they are deposited in the U.S. Tendered Class B Shares Account and to keep the tendered Class B Shares free and clear from any liens, charges, privileges and/or encumbrances, and not to exercise any of the rights appertaining thereto;

(j) the U.S. holder agrees not to modify or close the cuenta comitente from which the tendered Class B Shares were transferred while the Class B Shares are deposited in the U.S. Tendered Class B Shares Account;

(k) the U.S. holder has reviewed the U.S. Offer documents, has not received from the U.S. Receiving Agent, the Argentine Receiving Agent or the U.S. Information Agent any information or representations inconsistent with or differing from the information or representations contained in the U.S. Offer documents, and the holder’s decision to tender in the U.S. Offer has been based on the holder’s own analysis of TGS and of the U.S. Offer, including the benefits and risks involved and the holder has not received any type of legal, business, financial, tax and/or any other type of advice from the Offerors, the U.S. Receiving Agent, the Argentine Receiving Agent, the U.S. Information Agent and/or any of their parent, subsidiary, affiliated or related entities;

(l) all the information contained in the Form of Acceptance is true and correct;

(m) the U.S. holder accepts and agrees that the Offerors are required to and will withhold thirteen and one-half percent (13.5%) of the Offer Price payable to any such tendering holder not resident in Argentina for Argentine tax purposes (or, if such holder delivers to the Offerors a valid Tax Cost Certificate, in the form of either (i) Exhibit 1 attached to the Form of Acceptance, in the case of individual holders or (ii) Exhibit 2 attached to the Form of Acceptance, in the case of holders that are corporate entities, reasonably satisfactory to the Offerors prior to the Expiration Time on the Expiration Date, fifteen percent (15%) of the Net Gain) in respect of Argentine income tax on the capital gains derived from the disposition of the Securities;

(n) the U.S. holder accepts and agrees that in the event that a tendering holder delivers a Tax Cost Certificate not reasonably satisfactory to the Offerors, the Offerors will withhold thirteen and one-half percent (13.5%) of the Offer Price payable to any such tendering holder not resident in Argentina for Argentine tax purposes in respect of Argentine income tax on the capital gains derived from the disposition of the Securities;

(o) the holder represents that all documents submitted in connection with the Tax Cost Certificate are genuine and accurate; and

(p) the holder is a U.S. holder or is holding for a U.S. holder.

Certification of Signatures

None of the Offerors, the U.S. Receiving Agent or the Argentine Receiving Agent shall be obligated to accept the Form of Acceptance or the Tender Certificate if the authenticity of the signatures of the persons signing them is not certified by a notary public. This certification will not be necessary if the signing takes place at the U.S. Receiving Agent’s offices.

Partial Tenders

If fewer than all of the Class B Shares delivered by a holder to the Argentine Receiving Agent are to be tendered, the holder should so indicate in the Form of Acceptance by filling in the number of Class B Shares that are to be tendered in the Box 1 of the Form of Acceptance. In such case, a new certificate of ownership (or Constancia de Saldo en Cuentas) for the untendered Class B Shares may be requested by the person(s) signing such Form of Acceptance (or delivered as the holder indicates thereon) as promptly as practicable following the Payment Date.

Maintenance of Class B Shares to be Transferred in Custody

The Argentine Receiving Agent will maintain the Class B Shares transferred into the U.S. Tendered Class B Shares Account in custody in favor of both the Offerors and the tendering holder of Class B Shares until the Payment Date, provided that (i) the tendering holder of Class B Shares has not withdrawn its Class B Shares, (ii) the tendering of the Class B Shares was not defective, and (iii) the U.S. Offer remains open.

While the Class B Shares remain deposited in the U.S. Tendered Class B Shares Account, the tendering holder of Class B Shares may not exercise the voting rights of the tendered Class B Shares.

If the tendering holder were to withdraw the tendered Class B Shares or the U.S. Offer were to be terminated by the Offerors because any of the Conditions described in “—Section 13. Certain Conditions of the U.S. Offer” have not been met, or due to any other reason, the Argentine Receiving Agent will return the tendered Class B Shares to the Custodian responsible for the transfer and registration of the Class B Shares into the U.S. Tendered Class B Shares Account as promptly as practicable after the date on which the Offerors notify the tendering holders that the U.S. Offer has been terminated.

All Class B Shares delivered to the Argentine Receiving Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 1 of the Form of Acceptance.

If you are in any doubt as to the procedure for acceptance of Class B Shares, please call the U.S. Information Agent at the telephone numbers set forth on the back cover of this U.S. Offer to Purchase.

Defects in Tendering in the Offer. Falsehood or Inaccuracy of Tendering Holder’s Representations.

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Class B Shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any Class B Shares of any particular holder, whether or not any similar defect or irregularity is waived in the case of other holders. No tender of Class B Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any person, including the Argentine Receiving Agent, will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the U.S. Offer will be final and binding.

We reserve the right to reject the tendering of any Class B Shares if, at our sole and exclusive discretion, we believe that the payment to be made by us or the transfer of such Class B Shares to us is illegal or contrary to any judgment, order, decision or opinion of the competent authority. In addition, the Offerors shall have the right to reject any tendered Class B Shares at any time until the Payment Date in the event of the lack of performance by the holder of Class B Shares of any of the covenants agreed to herein or if any representation made proves to be false or inaccurate.

The Offerors, the Argentine Receiving Agent and the U.S. Receiving Agent will rely on the information provided to them by the Custodian in connection with (i) the actual deposit in the cuenta comitente of the Class B Shares to be tendered, and (ii) the accuracy of the identity and capacity, and adequacy of the required consents, of the holder of the cuenta comitente to instruct its Custodian to effect the transfer of the Class B Shares to the U.S. Tendered Class B Shares Account. Any mistake, error or inaccuracy in connection thereto will be the sole responsibility of the tendering holder and its Custodian.

In the event of a rejection of tendered Class B Shares by the Offerors, the Class B Shares shall be returned to the tendering holder or its Custodian by the Argentine Receiving Agent at our instruction and no payment of the Offer Price shall be made to such holder if the U.S. Offer is consummated.

Holders of ADSs

This U.S. Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to registered holders of ADSs and furnished to beneficial owners thereof, if requested. For a holder of ADSs to validly tender ADSs pursuant to the U.S. Offer, a properly completed and duly executed Letter of Transmittal (or a copy thereof with original signatures), together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of ADSs, and any other required documents, must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase, and ADRs evidencing such ADSs must be received by the U.S. Receiving Agent at one of such addresses or the ADSs must be received pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such transfer received by the U.S. Receiving Agent) on or prior to the Expiration Time on the Expiration Date. All valid Letters of Transmittal, ADRs and other required documents delivered to the U.S. Receiving Agent by ADS holders will be deemed (without any further action by the U.S. Receiving Agent)

to constitute acceptance of the U.S. Offer by such ADS holders with respect to such ADSs subject to the terms and conditions set forth in the Letter of Transmittal. The acceptance of the U.S. Offer by a tendering ADS holder pursuant to procedures described above, subject to “—Section 4. Withdrawal Rights”, will constitute a binding agreement between such tendering ADS holder and the Offerors upon the terms of the U.S. Offer. If an ADS has been tendered by an ADS holder, the Class B Shares the rights to which are represented by such ADS may not be tendered by such ADS holder. ADSs held through the Book-Entry Transfer Facility (as defined below) must be tendered by means of delivery of an Agent’s Message (as defined below) and of the ADSs pursuant to the procedures for book-entry transfer to an account opened and maintained for such purpose by the U.S. Receiving Agent within the DTC (the “Book-Entry Transfer Facility”).

Book-Entry Transfer

The U.S. Receiving Agent will establish an account at the Book-Entry Transfer Facility with respect to the ADSs held in book-entry form for purposes of the U.S. Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the U.S. Receiving Agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the U.S. Receiving Agent and forming a part of a Book-Entry Transfer Facility confirmation system that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the U.S. Receiving Agent.

The method of delivery of ADSs, the Letter of Transmittal and all other required documents is at the option and risk of the tendering ADS holder. ADSs will be deemed delivered only when actually received by the U.S. Receiving Agent. If delivery is by mail, registered mail (with return receipt requested) and proper insurance is recommended. Delivery should be effected as soon as possible but no later than the Expiration Time on the Expiration Date.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if: (i) the Letter of Transmittal is signed by the registered holder of the ADSs tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instruction” or the box entitled “Special Issuance Instructions” on the Letter of Transmittal; or (ii) such ADSs are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (an “Eligible Institution”). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the ADS are registered in the name of a person other than the signer of the Letter of Transmittal, then the tendered ADRs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appear on the ADRs, with the signatures on the ADRs or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

Partial Tenders

If fewer than all of the ADSs evidenced by ADRs delivered to the U.S. Receiving Agent are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filing in the number of ADSs which are to be tendered in the box entitled “Number of ADSs To Be Tendered.” In such case, a new ADR for the remainder of the ADSs represented by the old ADR will be sent to the person(s) signing such Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are accepted for payment.

All ADSs delivered to the U.S. Receiving Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 4 of the Letter of Transmittal. In the case of partial tenders, ADSs not tendered will not be reissued to a person other than the registered holder.

Notwithstanding any other provision hereof, payment for ADSs purchased pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Receiving Agent of ADRs evidencing such ADSs (or, in the case of ADSs held in book-entry form, timely confirmation of a book-entry transfer of such ADSs into the U.S. Receiving Agent’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth above), a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other required documents.

Appointment as Proxy

By executing the Letter of Transmittal as set forth above, the tendering ADS holder agrees that, effective from and after the date ADSs are tendered thereby, (i) the Offerors shall be entitled to direct the exercise of any votes attaching to any ADSs representing rights to Class B Shares in respect of which the U.S. Offer has been accepted or is deemed to have been accepted and any other rights and privileges attaching to such ADSs representing rights to Class B Shares, including any right to call a meeting of the shareholders; and (ii) the execution of the Letter of Transmittal and its delivery to the U.S. Receiving Agent will constitute: (a) an authority from the tendering holder of ADSs to send any notice, circular, document or other communications which may be required to be sent to such holder to the Offerors at their registered offices; (b) an authority to the Offerors to sign any consent to execute a form of proxy in respect of the Class B Shares the rights to which are represented by the ADSs in respect of which the U.S. Offer has been accepted or is deemed to have been accepted appointing any person nominated by the Offerors to attend general meetings of shareholders of TGS and to exercise the votes attaching to such Class B Shares on behalf of the tendering ADS holder; and (c) the agreement of the tendering holder of ADSs not to exercise any of such rights without the consent of the Offerors and the irrevocable undertaking of the tendering holder of ADSs not to appoint a proxy for or to attend general meetings of shareholders.

If you are in any doubt about the procedure for acceptance of ADSs, please call the U.S. Information Agent at its telephone numbers set forth on the back cover of this U.S. Offer to Purchase.

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by us in our sole discretion, which determination shall be final and binding to all parties. We reserve the absolute right to reject any and all tenders determined by us no to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any ADSs of any particular holder, whether or not similar defect or irregularities are waived in the case of other holders. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the U.S. Offer will be final and binding.

U.S. Tax Withholding

Payments made to holders of Securities may be subject to information reporting and backup withholding of U.S. federal income tax, currently at a rate of twenty-eight percent (28%). Certain holders are not subject to these information reporting and backup withholding requirements. To avoid backup withholding, U.S. Holders (as defined in “THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences—U.S. Federal Income Tax Consequences”) that do not otherwise establish an exemption should complete and return an Internal Revenue Service (“IRS”) Form W-9, certifying that the U.S. Holder is a U.S. person, that the taxpayer identification number provided is correct and that the U.S. Holder is not subject to backup withholding. Failure to provide the correct information on the Form W-9 may subject the tendering U.S. Holder to a $50.00 penalty imposed by the IRS. Holders that are non-U.S. persons may be required to complete and submit an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS W-8 Form, signed under penalties of perjury, attesting to the holder’s foreign status. IRS forms may be obtained from the IRS website, www.irs.gov.

No Guaranteed Delivery

There will be no guaranteed delivery process available to tender Class B Shares and/or ADSs.

General

Questions or requests for assistance may be directed to the U.S. Information Agent set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase may also be obtained from the U.S. Information Agent.

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Class B Shares and/or ADSs and any Tax Cost Certificates will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders of Class B Shares and/or ADSs determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any Class B Shares and/or ADSs of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Class B Shares and/or ADSs or delivery of a Tax Cost Certificate will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the U.S. Offer will be final and binding.

The tender of Class B Shares and/or ADSs pursuant to any of the procedures described above will constitute the tendering holder’s acceptance of the terms of the U.S. Offer, as well as the tendering holder’s representation and warranty to us that:

• the holder has the full power and authority to tender, sell, assign and transfer the tendered Class B Shares and/or ADSs (and any and all other Class B Shares or other securities issued or issuable in respect of those Class B Shares); and

• when the Class B Shares and/or ADSs are accepted for payment by us, we will acquire good and unencumbered title to the Class B Shares and/or ADSs, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Banco Itaú Argentina S.A., the receiving agent under the Argentine Offer (the “Argentine Receiving Agent”) assumes no responsibility for the information included in this U.S. Offer to Purchase or with respect to any U.S. holder of ADSs or Class B Shares tendering its Securities in the U.S. Offer. The Argentine Receiving Agent and its affiliates, and each of their respective directors, officers, employees and agents will not regard the Offerors or any other person as their client, nor will they be responsible to the Offerors or any other person for providing the protections afforded to their clients or for providing advice in relation to this U.S. Offer to Purchase, or any other matter referred to herein. The Argentine Receiving Agent has not been retained to make solicitations or recommendations, and as such, makes no solicitation or recommendation, in connection with the U.S. Offer to Purchase in its role as Argentine Receiving Agent.

4. Withdrawal Rights.

Tenders of Class B Shares and/or ADSs made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Time on the Expiration Date.

To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the Class B Shares or ADSs to be withdrawn and the number of Class B Shares or ADSs to be withdrawn and the name of the registered holder of Class B Shares or ADSs, if different from that of the person who tendered such Class B Shares or ADSs. If the Class B Shares or ADSs to be withdrawn have been delivered to the U.S. Receiving Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Class B Shares or ADSs tendered by an Eligible Institution) must be submitted prior to the release of such Class B Shares or ADSs. In addition, such notice must specify, in the case of Class B Shares or ADSs tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular certificates evidencing Class B Shares or ADSs to be withdrawn or, in the case of Class B Shares or ADSs tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Class B Shares or ADSs.

General

In accordance with Section 14(d)(5) of the Exchange Act, a shareholder that has tendered Class B Shares may withdraw any or all of those Class B Shares and/or ADSs at any time before the Expiration Time on the Expiration Date, by communicating its request to withdraw its Class B Shares and/or ADSs in the manner described above.

Even if we extend the U.S. Offer or we are delayed in accepting, or unable to accept, Class B Shares for purchase pursuant to the U.S. Offer for any reason, elections to tender may be withdrawn only as described herein. Any such delay will be made by an extension of the U.S. Offer to the extent required by law. See “—Section 1. Terms of the U.S. Offer and Expiration Date.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. Neither we nor any of our affiliates or assigns nor any other person, including the Argentine Receiving Agent, will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

Withdrawals of tendered Class B Shares and/or ADSs may not be rescinded. Any Class B Shares and/or ADSs properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the U.S. Offer. However, holders of Class B Shares that have properly withdrawn tendered Class B Shares may re-tender those Class B Shares at any time before the Expiration Time on the Expiration Date. ADS holders that have properly withdrawn the Class B Shares the rights to which are represented by their ADSs from the U.S. Offer may re-tender through the U.S. Receiving Agent at any time before the Expiration Time on the Expiration Date. See “—Section 3. Procedures for Participating in the U.S. Offer.”

5. Source and Amount of Funds; Certain Requirements Regarding Offer Price.

Funds

The Offers are not subject to any financing conditions. The total amount of funds that we must provide to purchase up to 194,651,345 Class B Shares (including Class B Shares represented by ADSs), which represent twenty-four and one-half percent (24.5%) of the capital stock of TGS, which is the maximum number of Class B Shares and/or ADSs subject to the U.S. Offer and the Argentine Offer, before fees and expenses (the “Total Consideration”), is estimated to be approximately Ps. 3,579,638,234.55 or approximately U.S.$ 227,278,618.07 (based on an Offer Price of Ps. 18.39 per Class B Share (payable in U.S. dollars) and Ps. 91.95 per ADS (payable in U.S. dollars) and based on the selling exchange rate of Ps. 15.75 per U.S. $1.00 reported by Banco de la Nación Argentina on December 27, 2016, which is the last practicable day prior to the date of this U.S. Offer to Purchase).

Bank Guarantee

The following description of the Guarantee (as defined below) is only a summary and is qualified in its entirety by reference to the full text of each standby letter of credit, copies of which are filed as Exhibits (b)(i), (b)(ii) and (b)(iii) to the Schedule TO.

The Offerors’ payment obligations for Class B Shares tendered in the Argentine Offer and to pay the Total Consideration required to purchase all Class B Shares and ADSs accepted for payment in the U.S. Offer at the Offer Price are guaranteed by Itau Unibanco S.A., Nassau Branch, who has issued three standby letters of credit addressed to Banco Itaú Argentina S.A. in its role as Argentine Receiving Agent, according to the following breakdown (i) GIP has secured a standby letter of credit in the amount of U.S.$ 132,000,000, (ii) WST has secured a standby letter of credit in the amount of U.S.$ 24,000,000 and (iii) PCT has secured a standby letter of credit in the amount of U.S.$ 90,000,000 (collectively, the “Guarantee”). The Guarantee was obtained by the Offerors in order to comply with Article 34, Chapter II, Title III of the CNV Regulations. Article 34, Chapter II, Title III of the CNV Regulations requires that the Offerors’ payment obligations be guaranteed. The Guarantee will also extend to the U.S. Offer.

If by the Payment Date the Argentine Receiving Agent and the U.S. Receiving Agent have not received from the Offerors, or on behalf of the Offerors, the funds necessary to purchase the Securities that have been properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn, the Argentine Receiving Agent will draw on the standby letters of credit and apply the proceeds therefrom for the payment of such Securities.

Additional Financing Arrangements

The Offerors have access to the necessary economic resources to pay the Offer Price. In addition, each of the Offerors has made additional arrangements in order to fund the purchase of the Securities.

GIP Loan

The following description of the GIP Loan (as defined below) is only a summary and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit (b)(iv) to the Schedule TO.

On December 23, 2016, GIP entered into a loan facility for up to U.S.$ 132,000,000 with Itaú Unibanco S.A., Nassau Branch as lender, to finance the consummation of, and the payment of the fees, costs, and expenses incurred by GIP in connection with the Offers (the “GIP Loan”). The funds committed by Itaú Unibanco S.A., Nassau Branch under the GIP Loan will be disbursed after the Expiration Date and simultaneously with the settlement of the Offers. There are limited conditions to funding, which, among other things, include it not being unlawful for the lender to fund, there being no breach of certain major undertakings and representations, there being no occurrence of certain major events of default and the delivery of the documents that evidence the collateral for the GIP Loan. GIP’s obligations under the GIP Loan will be secured by first rank priority pledges over (i) the Securities actually acquired by GIP pursuant to the Offers and (ii) a time deposit or cash equivalent for an amount of at least ten percent (10%) of the amount of the facility.

Under the terms of the GIP Loan, on the first anniversary of the funding date GIP will repay fifty percent (50%) of the aggregate principal amount of the loans received, and the remainder fifty percent (50%) plus the corresponding interest on the maturity date which will take place on the second anniversary of the funding date. GIP has agreed to pay Itaú Unibanco S.A., Nassau Branch interest in respect of the unpaid principal amount of the GIP Loan, for each day during each interest payment period (each interest period being three months and the first of such periods starting on the day the loan is disbursed), and until the GIP Loan has been fully repaid at a rate per annum equal to the sum of LIBOR plus an applicable margin of five percent (5%) per annum. GIP has not made any plans or arrangements to refinance or repay the GIP Loan other than as set out in the loan facility.

WST Loan

The following description of the WST Loan (as defined below) is only a summary and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit (b)(v) to the Schedule TO.

On December 26, 2016, WST entered into a loan facility for up to U.S.$24,000,000 with Itaú Unibanco S.A., Nassau Branch as lender, to finance the consummation of, and the payment of the fees, costs, and expenses incurred by WST in connection with the Offers (the “WST Loan”). The funds committed by Itaú Unibanco S.A., Nassau Branch under the WST Loan will be disbursed after the Expiration Date and simultaneously with the settlement of the Offers. There are limited conditions to funding, which, among other things, include it not being unlawful for the lender to fund, there being no breach of certain major undertakings and representations, there being no occurrence of certain major events of default and the delivery of the documents that evidence the collateral for the WST Loan. WST’s obligations under the WST Loan will be secured by first rank priority pledges over (i) the Securities actually acquired by WST pursuant to the Offers up to an amount equivalent to the amount disbursed under the WST Loan, (ii) a guaranty agreement under which Gregorio, Numo and Noel Werthein S.A.A.G.C. will act as a surety for WST under the WST Loan and (iii) a time deposit or cash equivalent for an amount of at least ten percent (10%) of the amount of the facility.

Under the terms of the WST Loan, on the first anniversary of the funding date WST will repay fifty percent (50%) of the aggregate principal amount of the loans received, and the remainder fifty percent (50%) plus the corresponding interest on the maturity date which will take place on the second anniversary of the funding date.

WST has agreed to pay Itaú Unibanco S.A., Nassau Branch interest in respect of the unpaid principal amount of the WST Loan, for each day during each interest payment period (each interest period being three months and the first of such periods starting on the day the loan is disbursed), and until the WST Loan has been fully repaid at a rate per annum equal to the sum of LIBOR plus an applicable margin of five percent (5%) per annum. WST has not made any plans or arrangements to refinance or repay the WST Loan other than as set out in the loan facility.

PCT Loan

The following description of the PCT Loan (as defined below) is only a summary and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit (b)(vi) to the Schedule TO.

On December 23, 2016, PCT entered into a loan facility for up to U.S.$90,000,000 with Itaú Unibanco S.A., Nassau Branch as lender, to finance the consummation of, and the payment of the fees, costs, and expenses incurred by PCT in connection with the Offers (the “PCT Loan”). The funds committed by Itaú Unibanco S.A., Nassau Branch under the PCT Loan will be disbursed after the Expiration Date and simultaneously with the settlement of the Offers. There are limited conditions to funding, which, among other things, include it not being unlawful for the lender to fund, there being no breach of certain major undertakings and representations, there being no occurrence of certain major events of default and the delivery of the documents that evidence the collateral for the PCT Loan. PCT’s obligations under the PCT Loan will be secured by (x) a first demand guarantee from Edmond Safra and (y) first rank priority pledges over a time deposit or cash equivalent for an amount of at least ten percent (10%) of the amount of the facility.

Under the terms of the PCT Loan, on the first anniversary of the funding date PCT will repay fifty percent (50%) of the aggregate principal amount of the loans received, and the remainder fifty percent (50%) plus the corresponding interest on the maturity date which will take place on the second anniversary of the funding date. PCT has agreed to pay Itaú Unibanco S.A., Nassau Branch interest in respect of the unpaid principal amount of the PCT Loan, for each day during each interest payment period (each interest period being three months and the first of such periods starting on the day the loan is disbursed), and until the PCT Loan has been fully repaid at a rate per annum equal to the sum of LIBOR plus an applicable margin of five percent (5%) per annum. PCT has not made any plans or arrangements to refinance or repay the PCT Loan other than as set out in the loan facility.

6. Certain U.S. Federal Income and Argentine Tax Consequences.

The following describes the material U.S. federal income tax and Argentine tax consequences of the sale of Class B Shares and/or ADSs pursuant to the U.S. Offer.

U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of the U.S. Offer with respect to the Securities (including Securities represented by ADSs). This summary is only applicable to U.S. Holders (as defined below) that tender Securities in the U.S. Offer and that hold such Securities as capital assets.

The summary does not purport to be a comprehensive description of all the U.S. federal income tax considerations that may be relevant to any particular investor (including consequences under the alternative minimum tax or net investment income tax), and does not address state, local, non-U.S. or other tax laws. This summary also does not address tax considerations applicable to investors that own (directly, indirectly or by attribution) 10 percent (10%) or more of the voting stock of TGS, nor does this summary discuss all the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, entities or arrangements that are treated for U.S. federal income tax purposes as partnerships or other pass-through entities, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, brokers or dealers in securities or foreign currencies, holders that hold the Securities as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, traders in securities who elect to mark their securities to market for U.S. federal income tax purposes, holders holding the Securities in connection with a trade or business conducted outside of the United States, holders that have a functional currency other than the U.S. dollar, and holders that acquired Securities pursuant to the exercise of an employee stock option or otherwise as compensation).

As used in this Section 6. “—Certain U.S. Federal Income and Argentine Tax Consequences”, the term “U.S. Holder” means a beneficial holder of Securities that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or the trust has validly elected to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds the Securities will depend on the status of the partner and the activities of the partnership. Entities or arrangements that are treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to them and their partners of tendering Securities.

The summary assumes that the Securities should not be treated as stock of a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, which TGS, in its most recent annual report on Form 20-F filed with the SEC on May 2, 2016, has stated that it believes to be the case. If the Securities are treated as stock of a PFIC for U.S. federal income tax purposes in any year in which a U.S. Holder has owned the Securities, materially adverse consequences could result for such U.S. Holder.

This summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE U.S. OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Consequences of the U.S. Offer

The receipt of cash in exchange for Securities pursuant to the U.S. Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of Securities will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Securities exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Securities exceeds one year. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, generally is eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations.

Foreign Tax Credits

U.S. Holders should consult their tax advisers as to whether the Argentine tax on capital gains may be creditable against the U.S. Holder’s U.S. federal income tax liability and the application of any foreign tax credit limitations in light of their particular situations. Any gain or loss generated by the sale of Securities by a U.S. Holder will generally be treated as U.S. source gain or loss. Accordingly, a U.S. Holder may not be able to use the foreign tax credit (if any) arising from any Argentine tax imposed on the disposition of the Securities unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources in the appropriate income category. In addition, foreign tax credits are not allowed unless payment of the tax is compulsory, and is not reasonably certain to be refunded. These rules may limit the availability of foreign tax credits in the case of a U.S. Holder that does not timely provide a completed Tax Cost Certificate to the Offerors. The calculation and availability of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult with their own tax advisers with regard to the availability of foreign tax credits and the application of the foreign tax credit limitations in light of their particular situations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the cash payments received pursuant to the U.S. Offer that are paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients that, if required, establish their exemption, and backup withholding may apply to such amounts if a U.S. Holder fails to provide an accurate taxpayer identification number and make any other required certification or otherwise establish an exemption. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability so long as the required information is provided to the U.S. Internal Revenue Service.

Backup withholding and information reporting will generally not apply to the cash payments made pursuant to the U.S. Offer that are received by a non-U.S. Holder if such holder certifies under penalties of perjury that such holder is a non-U.S. person for U.S. federal income tax purposes.

Argentine Tax Consequences

The following section refers to the main Argentine taxes applicable to the U.S. Offer. It does not contain a comprehensive analysis of all the tax-related matters that might be considered relevant in making a decision. Further, it does not specifically describe all the Argentine tax-related matters applicable to any particular holder. This analysis is based on the tax laws in force in Argentina applicable as of the date of this U.S. Offer, which may be subject to amendment and different interpretations. Each holder of Class B Shares or ADSs should consult with its own tax advisors about the specific tax consequences of this U.S. Offer.

Taxation on dividends

Dividends paid in excess of Taxable Accumulated Income, as defined below, during the previous fiscal period are also subject to a withholding tax (“Equalization Tax”) at a rate of thirty-five percent (35%) on such excess amount in respect of both Argentine and non-Argentine resident holders. The Equalization Tax is applicable when the amount of dividends paid exceeds income accumulated as of the fiscal year immediately preceding the year in which the dividend distribution is made (“Taxable Accumulated Income”).

The Equalization Tax will be imposed as a withholding tax on the shareholder receiving the dividend.

Capital Gains Tax

Foreign Beneficiaries

Capital gains obtained by individuals and legal entities that are not Argentine residents for Argentine tax purposes (“Foreign Beneficiaries”) are subject to a capital gains tax at a fifteen percent (15%) rate. In accordance with Argentine Income Tax Law, Foreign Beneficiaries may opt to (i) consider that ninety percent (90%) of the proceeds received as consideration is a capital gain, which results in an effective tax rate of thirteen and one-half percent (13.5%) over the gross consideration or (ii) present evidence of their Net Gain, if any, and be taxed at a fifteen percent (15%) rate of such Net Gain (as defined below), if any. As of the date of this U.S. Offer to Purchase, there is no regulation as to the mechanism to calculate the net capital gains resulting from a share transfer, nor as to the evidence that should be provided to validly prove the initial acquisition cost of the securities. In case a holder of Securities elects alternative (ii), a Tax Cost Certificate should be delivered as described under “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs—Procedures for Delivering Tax Cost Certificate.” Any Tax Cost Certificate must be submitted at least five (5) Argentine Business Days prior to the Expiration Date.

“Tax Cost Certificate” means a certificate in the form attached to each of the Form of Acceptance and the Letter of Transmittal and certified by a certified public accounting firm. The Tax Cost Certificate shall certify the original acquisition price in pesos of the Securities by the holder of the Securities, converted at the applicable selling exchange rate published by Banco de la Nación Argentina at the date of such acquisition. If a Tax Cost Certificate certifies multiple acquisitions of Securities, the Tax Cost Certificates shall separately identify the details of each individual transaction, including, without limitation, the applicable purchase price and applicable exchange rate for each transaction.

“Net Gain” means the difference, converted into U.S. dollars at the buying rate published by Banco de la Nación Argentina as of the Argentine Business Day immediately prior to the Payment Date, between (i) the Offer

Price per Class B Share or ADS received in the U.S. Offer converted into pesos at the selling rate published by Banco de la Nación Argentina as of the Argentine Business Day immediately prior to the Payment Date and (ii) the acquisition price converted into pesos at the selling rate published by Banco de la Nación Argentina as of the date of the respective acquisition per Class B Share or ADS as evidenced by a validly submitted Tax Cost Certificate.

In order to participate in the U.S. Offer, U.S. holders of Securities must confirm in their Form of Acceptance or Letter of Transmittal, as applicable, whether such holder of Securities is a Foreign Beneficiary, a resident individual or an Argentine Resident Entity (as defined below) for Argentine tax purposes (the “Tax Residence Representation”). In the case of Argentine residents, the submission of the Tax Residence Representation is, for tax purposes, a requirement that may be satisfied by attaching a constancia de inscripción before the Argentine tax authority.

If a Foreign Beneficiary sells shares of an Argentine company (such as the Securities) to an Argentine resident, the Argentine resident is required to withhold the applicable capital gains tax.

In turn, when a Foreign Beneficiary sells shares of an Argentine company to another Foreign Beneficiary, the purchaser of the shares is required to withhold the applicable capital gains tax and to pay such tax to the Argentine tax authority. However, as of the date of this U.S. Offer to Purchase, the mechanism to pay the capital gains tax in this last scenario has not been regulated.

As a result, the Offerors are required to withhold the abovementioned capital gains tax for all Foreign Beneficiaries that participate in the U.S. Offer.

In respect of holders of Securities that are not Argentine residents and participate in the U.S. Offer and do not validly and timely attach a Tax Cost Certificate or submit a Tax Cost Certificate that Offerors reasonably determine, in their sole discretion, is not valid or in proper form, the Offerors will withhold fifteen percent (15%) of the peso amounts resulting from multiplying (i) the amount of Class B Shares or ADSs validly tendered by such holder of Securities by (ii) ninety percent (90%) of the Offer Price, in accordance with Argentine Income Tax Law, resulting in an effective withholding rate of thirteen and one-half percent (13.5%) of the Offer Price.

In respect of holders of Securities that are not Argentine residents and participate in the U.S. Offer and submit a valid Tax Cost Certificate reasonably satisfactory to the Offerors, the Offerors will withhold fifteen percent (15%) of the peso amount resulting from multiplying (i) the amount of Class B Shares or ADSs validly tendered by such holder of Securities by (ii) the Net Gain resulting from the Tax Cost Certificate.

Argentine Resident Individuals

The proceeds obtained by Argentine resident individuals and undivided estates domiciled in Argentina from the tendering of the Securities as a result of participating in the U.S. Offer will be exempted from the capital gains tax, as long as the transaction is effected through a securities market authorized by the CNV (Section 20.w of the Argentine Income Tax Law and Section 42 of the Income Tax Decree). Since there are no administrative or judicial precedents in connection with this recent exemption, we recommend that prospective investors consult with their own tax advisors as to whether this exemption is applicable in each particular case.

Argentine resident individuals who are holders of ADSs should also confirm their Tax Residence Representation in the Letter of Transmittal.

In case the above-mentioned exemption is not applicable, capital gains would be taxed at a fifteen percent (15%) rate applicable over the Net Gain, if any, resulting from the transaction. Losses from a previous fiscal year as a result of the disposition of shares can only be applied and compensated against net gains resulting from the same kind of transaction, and these losses can be carried forward for five fiscal years. In addition, pursuant to General Resolution (AFIP) N° 1107/2001, Argentine resident individuals that validly tender their Class B Shares and ADSs in the U.S. Offer will be subject to an Argentine withholding of one and one-half percent (1.5%) over the payable Offer Price, set forth by the Argentine Tax Authorities on account of their final tax liability.

Argentine Resident Entities

For the purposes of this section, “Argentine Resident Entities” means Argentine legal entities in general, corporations organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, entities included in Section 1 of Argentine Law No. 22,016, certain trusts created in accordance with Argentine law, certain mutual funds, sole proprietorships and individuals carrying on certain commercial activities in Argentina.

Capital gains obtained by Argentine Resident Entities resulting from the sale, exchange or other form of disposition of the Securities (such as those resulting from participating in the U.S. Offer) are taxed at a thirty-five percent (35%) rate. Losses from a previous fiscal year as a result of the disposition of shares can only be applied and compensated against net gains resulting from the same kind of transaction, and these losses can be carried forward for five fiscal years.

Argentine Resident Entities that are holders of ADSs should also confirm their Tax Residence Representation in their Letter of Transmittal. No withholding tax applies in case of Argentine Resident Entities that validly tender their ADSs in the U.S. Offer.

Value added tax

The sale, exchange or other disposition of the Class B Shares and ADSs, and the distribution of dividends in connection therewith, are exempted from Argentine value added tax.

Stamp Taxes

Stamp tax is a local jurisdictional tax in Argentina that is levied based on the formal execution of public or private instruments.

Stamp tax rates vary based on the jurisdiction and type of agreement involved. In certain jurisdictions, acts or instruments related to the negotiation of shares and other securities duly authorized for its public offering by the CNV are exempt from stamp tax.

Other taxes

There are no Argentine federal inheritance or succession taxes applicable to the ownership, transfer or disposition of the Class B Shares or the ADSs.

The provinces of Buenos Aires and Entre Ríos have a tax on free transmission of assets, including inheritance, legacies, and donations. Free transmission of the Class B Shares or the ADSs could be subject to this tax.

In the event that litigation regarding the Class B Shares or the ADSs, including any legal action with respect to the U.S. Offer, is initiated before a court of the City of Buenos Aires, a three percent (3%) court fee would be charged, calculated on the amount of the claim.

Tax treaties

Argentina has signed tax treaties for the avoidance of double taxation with several countries, including Australia, Belgium, Bolivia, Brazil, Chile (which becomes effective on January 1, 2017), Canada, Finland, France, Germany, Italy, Norway, the Netherlands, the United Kingdom, Russia, Spain, Sweden, Switzerland and Uruguay (through an information exchange treaty that contains clauses for the avoidance of double taxation. Holders from any of those jurisdictions may be required to pay taxes applicable on the sale of the Class B Shares or any dividends thereon at lower rates. There is currently no tax treaty or convention in effect between Argentina and the United States to avoid double taxation with the United States.

7. Certain Information about the Class B Shares and ADSs.

The principal market on which the Class B Shares are traded is the MERVAL, where they are listed under the ticker symbol “TGSU2.” ADSs representing rights to Class B Shares are traded on the NYSE under the ticker symbol “TGS.” Each ADS represents rights to five Class B Shares of TGS. As of September 30, 2016, there were 389,302,689 Class B Shares outstanding (excluding treasury shares), and as of October 27, 2016, there were 34,901,766 ADRs outstanding, representing 174,508,830 Class B Shares.

Price Range of the Shares of TGS

The following chart, which is included in the prospectus for the Argentine Offer, shows the maximum and minimum prices of the shares of TGS at the Buenos Aires Stock Exchange (the “BASE”) for the periods indicated.

Change in the Price of Class B Shares (in pesos)
Date	Price	Date	Price	Date	Price	Date	Price
1/19/2016	14.15	3/7/2016	18.40	4/22/2016	18.90	6/8/2016	17.60
1/20/2016	14.00	3/8/2016	18.60	4/25/2016	18.80	6/9/2016	17.85
1/21/2016	14.45	3/9/2016	18.60	4/26/2016	18.85	6/10/2016	17.90
1/22/2016	15.70	3/10/2016	18.25	4/27/2016	18.80	6/13/2016	17.60
1/25/2016	15.40	3/11/2016	18.25	4/28/2016	18.00	6/14/2016	17.90
1/26/2016	15.80	3/14/2016	17.60	4/29/2016	18.00	6/15/2016	17.75
1/27/2016	16.00	3/15/2016	16.55	5/2/2016	17.70	6/16/2016	17.70
1/28/2016	16.00	3/16/2016	17.50	5/3/2016	18.00	6/21/2016	18.30
1/29/2016	17.00	3/17/2016	18.00	5/4/2016	18.50	6/22/2016	18.80
2/1/2016	16.80	3/18/2016	18.05	5/5/2016	18.10	6/23/2016	19.35
2/2/2016	16.70	3/21/2016	17.35	5/6/2016	18.00	6/24/2016	18.90
2/3/2016	16.25	3/22/2016	17.25	5/9/2016	18.30	6/27/2016	18.70
2/4/2016	17.05	3/23/2016	17.10	5/10/2016	18.25	6/28/2016	19.25
2/5/2016	17.70	3/28/2016	16.60	5/11/2016	18.10	6/29/2016	20.00
2/10/2016	17.45	3/29/2016	17.20	5/12/2016	17.55	6/30/2016	19.90
2/11/2016	17.25	3/30/2016	17.20	5/13/2016	17.30	7/1/2016	20.70
2/12/2016	17.35	3/31/2016	17.30	5/16/2016	17.80	7/4/2016	21.40
2/15/2016	17.10	4/1/2016	18.35	5/17/2016	17.25	7/5/2016	20.70
2/16/2016	17.00	4/4/2016	18.95	5/18/2016	17.10	7/6/2016	20.40
2/17/2016	18.50	4/5/2016	19.65	5/19/2016	16.85	7/7/2016	19.50
2/18/2016	18.50	4/6/2016	18.90	5/20/2016	17.00	7/11/2016	19.70
2/19/2016	18.15	4/7/2016	18.75	5/23/2016	16.80	7/12/2016	19.50
2/22/2016	19.30	4/8/2016	19.00	5/24/2016	16.60	7/13/2016	19.00
2/23/2016	19.20	4/11/2016	19.00	5/26/2016	17.00	7/14/2016	19.15
2/24/2016	19.60	4/12/2016	19.10	5/27/2016	17.40	7/15/2016	19.45
2/25/2016	20.50	4/13/2016	18.90	5/30/2016	17.20	7/18/2016	19.45
2/26/2016	21.20	4/14/2016	18.85	5/31/2016	18.00	7/19/2016	19.70
2/29/2016	21.00	4/15/2016	18.50	6/1/2016	17.80	7/20/2016	19.90
3/1/2016	21.00	4/18/2016	18.50	6/2/2016	17.70	7/21/2016	19.30
3/2/2016	20.50	4/19/2016	19.40	6/3/2016	17.60	7/22/2016	19.80
3/3/2016	19.40	4/20/2016	19.50	6/6/2016	17.50	7/25/2016	19.30
3/4/2016	19.20	4/21/2016	19.60	6/7/2016	17.85	7/26/2016	19.80

Source: Bloomberg

The following table sets forth, for the calendar quarters indicated, the low and high closing sales prices for one Class B Share and one ADS.

	Class B Shares		ADSs
	Low	High	Low	High
	(Ps. )		(U.S.$)
2014
1st Quarter	3.65	4.61	1.82	2.40
2nd Quarter	4.68	7.03	2.37	3.26
3rd Quarter	5.50	10.40	2.70	3.43
4th Quarter	6.90	9.40	2.93	3.80
2015
1st Quarter	7.55	14.10	3.01	5.94
2nd Quarter	10.40	13.45	4.25	5.62
3rd Quarter	10.10	12.85	3.82	4.75
4th Quarter	11.00	20.20	4.03	6.99

	Class B Shares		ADSs
	Low	High	Low	High
	(Ps. )		(U.S.$)
2016
1st Quarter	13.90	21.20	5.33	6.79
2nd Quarter	16.60	20.00	6.04	6.82
3rd Quarter	17.60	21.50	5.93	6.87
4th Quarter(1)	20.60	28.15	6.70	8.88
(1)	For the period from, and including, December 1, 2016 through, and including, December 27, 2016.

The following table sets forth, for the calendar months indicated, the trading volume, number of shares traded and weighted average price of the ADSs over the last twelve months:

	Total Volume of ADSs Traded	Number of ADSs Traded	Weighted Average Price per ADS
	(U.S.$)		(U.S.$)
2015
May	2,773,935	591,720	4.6530
June	2,682,778	569,634	4.4774
July	1,372,684	312,552	4.1633
August	2,444,960	579,446	4.1949
September	1,493,842	355,349	3.8930
October	4,193,004	810,127	6.1339
November	8,920,814	1,400,000	6.0667
December	2,727,796	457,857	6.1077
2016
January	3,024,215	542,532	5.8353
February	3,364,767	548,994	6.7284
March	3,997,178	676,824	5.8709
April	5,192,019	798,311	6.2408
May	2,529,616	405,276	6.4136
June	3,586,896	551,539	6.6554
July	6,203,662	952,875	6.4153
August	2,179,745	351,879	5.9993
September	9,019,572	1,360,000	6.8233
October	8,412,664	1,150,000	7.2650
November	11,752,908	1,590,000	7.9423
December(1)	6,996,476	836,669	8.8307
(1)	For the period from, and including, December 1, 2016 through, and including, December 27, 2016.

Source: Bloomberg, December 27, 2016

On July 26, 2016, the last trading day before the announcement of the Argentine Offer, the last reported sale price of the Class B Shares on the MERVAL was Ps. 19.80 per Class B Share, and the last reported sale price of the ADSs on the NYSE was U.S.$6.51 per ADS. On December 27, 2016, the last practicable trading day before the date of this U.S. Offer to Purchase, the last reported sale prices of the Class B Shares on the MERVAL was Ps. 28.40 per Class B Share, and the last reported sale price of the ADSs on the NYSE was U.S.$8.83 per ADS. Holders are urged to obtain a current market quotation for the Class B Shares and ADSs.

The following table sets forth for the periods and dates indicated, the annual dividend payments made by TGS.

	Millions of Ps.(1)	Ps. per share(1)	Millions of US$(2)	US$ per share(2)	US$ per ADS(2)
2012(3)	268.3	0.338	53.2	0.067	0.335
2013	—	—	—	—	—
2014(4)	260.5	0.328	30.5	0.038	0.192
2015	—	—	—	—	—
2016(5)	99.7	0.125	7.1	0.009	0.045
(1)	Stated in Ps. as of the payment date.
(2)	Stated in U.S. dollars translated from pesos at the selling exchange rate in effect on the payment date, the dividends payment pending as of December 31, 2014 were translated from pesos at the selling exchange rate at such date.
(3)	The Future Dividend Payment Reserve (“Future Dividend Payment Reserve”) created by the General Annual Shareholders’ Meeting held on April 12, 2012 was fully released by Board of Directors’ meetings held on December 6, 2012 and on March 18, 2013, which both approved cash dividend payments made after compliance with applicable regulatory procedures during the first half of 2013.
(4)	The Future Dividend Payment Reserve created by the General Annual Shareholders’ Meeting held on April 30, 2014 was fully released by the Board of Directors’ meeting held on November 26, 2014, which approved cash dividend payments.
(5)	The Future Dividend Payment Reserve created by the General Annual Shareholders’ Meeting held on April 23, 2015 was fully released by the Board of Directors’ meeting held on January 13, 2016, which approved cash dividend payments.

8. Certain Information about TGS.

TGS is a corporation (sociedad anónima) organized under the laws of Argentina. Its registered office is located at Don Bosco 3672, 5th floor, City of Buenos Aires. TGS was organized on November 24, 1992 and registered with the Inspección General de Justicia (Superintendency of Corporations) on December 1, 1992, under number 11668, Book 112, of Corporations.

TGS is under regulatory supervision by the Ente Nacional Regulador del Gas (National Gas Regulating Entity or “ENARGAS”). This agency has broad regulatory power over the gas transportation industry, which includes the determination of rates.

TGS is the leading transporter of natural gas in Argentina, operating the largest trunk pipeline system in the country and Latin America, with 9,127 km (7,635 km of which belong to it) and with a delivery capacity of 81.2 MMm3/d. TGS delivers natural gas through its own system, which connects the main gas fields in southern and western Argentina with natural gas distributors in those areas, the City of Buenos Aires and the Greater Buenos Aires Area.

Apart from the regulated service of natural gas transportation, TGS provides other non-regulated services in the gas industry, being one of the leading processors of natural gas and one of the most important marketers of Natural Gas Liquids, operating the Cerri Complex, located near Bahía Blanca, province of Buenos Aires. TGS is also an important provider of midstream services, which consist mainly of gas treatment, removal of impurities from the natural gas stream and gas compression, as well as other services relating to pipeline construction, operation and maintenance.

Financial Information of TGS

Below are the interim Consolidated Statement of Financial Position, selected Financial Data and Consolidated Statement of Cash Flows as furnished by TGS to the SEC in its Current Report on Form 6-K, filed on November 7, 2016.

Consolidated Statement of Financial Position as of September 30, 2016 and December 31, 2015

(In millions of Argentine pesos)

	9/30/2016	12/31/2015
Assets
Non-Current assets
Property, plant and equipment	5,196.0	4,219.5
Investments in associates	5.1	3.7
Other financial assets at fair value thorough profit or loss	56.0	44.1
Deferred income tax assets	0.6
Other receivables	73.1	108.3
Trade receivables	33.7	40.8
Total non-current assets	5,364.5	4,416.4

Current assets
Other receivables	480.9	393.8
Inventories	93.3	8.5
Trade receivables	975.0	804.6
Derivative financial instruments		128.1
Other financial assets at fair value through profit or loss		22.7
Cash and cash equivalents	1,383.4	872.5
Total current assets	2,932.6	2,230.2
Total assets	8,297.1	6,646.6

Equity
Common stock	1,345.3	1,345.3
Legal Reserve	247.5	247.5
Future Capital Expenditures and Other Financial Expenses Reserve		175.6
Future dividends reserve		99.7
Future capital expenditures reserve	2.9
Accumulated retained earnings	468.7	(172.1)
Total equity	2,064.4	1,695.4

Liabilities
Non-current liabilities
Deferred tax liabilities	437.9	410.1
Advances from customers	321.7	332.3
Loans	3,644.9	2,888.1
Total non-current liabilities	4,404.5	3.630.5

	9/30/2016	12/31/2015
Current liabilities
Provisions	235.2	150.6
Advances from customers	26.2	25.8
Other payables	3.1	40.9
Taxes payables	45.6	92.6
Income tax payable	70.8	4.2
Payroll and social security taxes payables	147.3	116.9
Loans	664.7	447.1
Trade payables	635.3	442.6
Total current liabilities	1,828.2	1,320.7
Total liabilities	6,232.7	4,951.2

Total equity and liabilities	8,297.1	6,646.6

Financial Data for the nine-month periods and third quarter ended September 30, 2016 and 2015

(In millions of Argentine pesos, except for per share and per ADS information in pesos or where otherwise indicated)

	Quarter		Nine-months
	2016	2015	2016	2015
Natural Gas Transportation	319.4	267.9		267.9
Liquids Production and Commercialization	1,095.2	539.5		539.5
Other Services	132.8	83.7	1336.5	83.7
Net Revenues	1,547.4	891.1	4,868.4	2,839.3
Operating costs	(967.2)	(533.6)	(2,826.2)	(1,699.9)
Depreciation	(60.2)	(61.5)	(170.3)	(184.3)
Cost of sales	(1,027.4)	(595.1)	(2,996.5)	(1,884.2)
Gross Profit	520.0	296.0	1,871.9	955.1
Administrative and Selling Expenses	(145.0)	(93.1)	(430.0)	(333.4)
Other Operating Results	(30.5)	(323.9)	(60.1)	(328.0)
Operating profit	344.5	(121.0)	1,381.8	293.7
Net Financial Results	(109.1)	(141.0)	(660.7)	(333.4)
Share of profit from associates	(0.2)	0.2	1.5	0.2
Total comprehensive income / (loss) before Income Tax	235.2	(261.8)	722.6	(39.5)
Income Tax expense	(84.0)	90.6	(254.0)	28.3
Total comprehensive income / (loss) for the period	151.2	(171.2)	468.6	(11.2)
Earnings / (losses) per share	0.190	(0.215)	0.590	(0.014)
Earnings / (losses) per ADS	0.952	(1.077)	2.949	(0.070)

Consolidated Statement of Cash Flows for the nine-month periods ended September 30, 2016 and 2015

(In millions of Argentine pesos)

	2016	2015
Cash flows provided by operating activities

Total comprehensive income / (loss) for the period	468.7	(11.1)

Reconciliation of net income / (loss) to cash flows provided by operating activities:
Depreciation of property, plant and equipment	184.8	194.7
Consumption of materials	3.7	6.4
Increase in allowances and provisions	94.0	27.4
Share of profit from associates	(1.5)	(0.2)
Interest expense accrual	293.3	207.5
Interest income on Other financial assets other than cash and cash equivalent	(11.5)	(19.5)
Income tax	254.0	(28.3)
Derivative financial instrument results	8.9	29.2
Foreign exchange loss	496.3	147.1

Changes in assets and liabilities:
Trade receivables	(213.7)	(81.0)
Other receivables	(183.1)	(49.3)
Inventories	(84.9)	(37.1)
Trade payables	190.4	(129.1)
Payroll and social security taxes	30.4	8.3
Taxes payable	(47.0)	(12.3)
Income tax	(19.5)	(15.0)
Other payables	(37.8)	(0.7)
Provisions	(9.4)	(3.3)
Interest paid	(167.1)	(117.8)
Income tax paid	(8.8)	(10.3)
Derivative financial instruments	118.5	(44.0)
Advances from customers	(9.9)	(13.3)
Cash flows provided by operating activities	1,348.8	370.2

Cash flows used in investing activities
Additions to property, plant and equipment	(394.7)	(304.9)
Financial assets other than cash equivalents	22.4	151.4
Cash flows used in investing activities	(372.3)	(153.5)

	2016	2015
Cash flows used in financing activities
Payment of loans	(449.2)	(291.3)
Dividends paid to the Company's shareholders	(99.7)

Cash flows used in financing activities	(548.9)	(291.3)

Net increase / (decrease) in cash and cash equivalents	427.6	(74.6)

Cash and cash equivalents at the beginning of the year	872.5	789.4

Foreign exchange gains on cash and cash equivalents	83.3	24.7

Cash and cash equivalents at the end of the period	1,383.4	739.5

TGS files annual reports on Form 20-F and furnishes interim and other reports under cover on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. TGS publishes a variety of information of interest to the holders of Class B Shares and ADSs on its Internet site at www.tgs.com.ar. TGS is also subject to the informational requirements of the CNV and the Buenos Aires Stock Exchange (the “BASE”) and files reports and other information relating to its business, financial condition and other matters with the CNV and the BASE. The CNV maintains an Internet site at http://www.cnv.gob.ar, which contains reports and other information regarding issuers that file electronically with the CNV.

Although the Offerors have no knowledge that any such information is untrue, the Offerors take no responsibility for the accuracy or completeness of information contained in this U.S. Offer to Purchase with respect to TGS or any of its subsidiaries or affiliates, including with respect to the financial statements included below, or for any failure by TGS to disclose events which may occur or may have occurred or may affect the significance or accuracy of any such information.

9. Certain Information about the Offerors.

GIP

GIP’s legal name is “Grupo Inversor Petroquímica S.L.”. GIP is a limited company organized under the laws of Spain, and is registered pursuant to section 123 of General Companies Law No. 19,550 with the Dirección de Registros Públicos y Archivo Judicial – Comercio y Mandatos of the province of Mendoza on September 25, 2008 under number 7075 of the Book of Limited Liability Companies. Its registered office is located at Ebro 3, Madrid, Spain. As required by section 123 of General Companies Law No. 19,550, GIP has registered a domicile in Argentina, which address is Avda. España 177, Barrio Bombal (5500), City of Mendoza, Province of Mendoza, Republic of Argentina. For all matters in connection with the Offers, GIP’s special domicile is Avenida del Libertador 498, 5th floor, City of Buenos Aires.

The corporate purpose of GIP, as stated in section 3 (Corporate Purpose) of its by-laws is as follows: “The purpose of the company shall be design, development, operation and investment in securities (both national and foreign) and real property. Such activities may be totally or partially carried out by the company whether directly or in any other form permitted by law.” The corporate purpose is set forth in the by-laws approved and registered on January 18, 2008 with the Registry of Commerce of Madrid, Kingdom of Spain, in volume 25160, folio 144 et seq, page M-453138, and registered for the purposes of section 123 of the General Companies Law with the Dirección de Registros Públicos y Archivo Judicial – Comercio y Mandatos of the Province of Mendoza on September 25, 2008 under number 7075 of the Book of Limited Liability Companies.

History and Activity

As stated in its corporate purpose, GIP is a holding company organized in 2007 and registered as set forth above. The shareholders of GIP are Marcelo Roberto Sielecki, Daniel Eduardo Sielecki and Carlos Alberto Sielecki. GIP is the majority shareholder of Petroquímica Cuyo S.A., holding shares representing ninety-two percent (92%) of the capital stock of this company. GIP is also the single shareholder of Petroquímica Ensenada PETROKEN S.A.U., and therefore the owner of one hundred percent (100%) of the capital stock thereof.

Financial Information of GIP

We do not believe that the financial condition of the Offerors, including GIP, is material to the decision of holders of Class B Shares or ADSs to tender Class B Shares and/or ADSs in the U.S. Offer because (i) the consideration in the U.S. Offer consists solely of cash, (ii) the U.S. Offer is not subject to any financing condition, (iii) GIP has access to the necessary economic resources to pay the Offer Price and (iv) Itaú Unibanco S.A., Nassau Branch (“Itaú Nassau”) has agreed to provide a standby letter of credit guaranteeing the Offerors’, including GIP’s (up to U.S.$ 132,000,000), obligation to pay the Total Consideration required to purchase all Class B Shares and ADSs accepted for payment in the U.S. Offer at the Offer Price. The standby letter of credit for GIP was secured on December 23, 2016 and will be in force until the payment of the Offer Price.

In addition, while the financial condition of a bidder may be material when a bidder seeks through a tender offer to acquire a significant equity stake in order to effect a change of control or otherwise influence the management and affairs of the target (in which case shareholders of the target may need financial information for the prospective controlling shareholder in order to decide whether to tender in the offer or remain a continuing shareholder in the target company with a dominant or controlling shareholder), we do not believe that GIP’s financial condition is material to U.S. holders of Class B Shares and/or all holders of ADSs because (i) immediately prior to the Offers, TGS is controlled by its majority shareholder, CIESA, which holds fifty-one percent (51%) of its capital stock, (ii) immediately prior to the Offers, the Offerors collectively own fifty percent (50%) of CIESA and thus possess indirect co-control over TGS, (iii) immediately following the consummation of the Offers, TGS will remain controlled by its majority shareholder, CIESA, whose ownership percentage of TGS will remain fifty-one percent (51%) and (iv) immediately following the consummation of the Offers, CIESA will remain fifty percent (50%) owned by the Offerors and thus the Offerors will retain indirect co-control over TGS. As a result, regardless of the number of Class B Shares and/or ADSs tendered pursuant to the Offers, GIP will not have any additional control or ability to influence the management and affairs of TGS.

While we do not believe that the financial condition of GIP is material to the decision of holders of Class B Shares or ADSs to tender Class B Shares and/or ADSs in the U.S. Offer, certain selected financial information of GIP is included in this section, consistent with information included in the prospectus for the Argentine Offer. GIP’s 2014 and 2015 year-end audited financials have been attached to the prospectus for the Argentine Offer, and English translations have been attached as Exhibit (a)(5)(i) and Exhibit (a)(5)(ii) to the Schedule TO.

Selected Consolidated Accounting and Financial Information of GIP

The following is a summary of the principal financial information of GIP derived from the financial statements of GIP for fiscal years ended December 31, 2014 and December 31, 2015, expressed in Euros.

Abridged Balance Sheet for Fiscal Years ended December 31, 2014 and December 31, 2015 (in Euros)

ABRIDGED BALANCE SHEET
ASSETS	YEAR 2015	YEAR 2014
A) NON-CURRENT ASSETS	16,226,074.87	14,743,349.52
I. Intangible assets
II. Property, plant and equipment
III. Investments in real property
IV. Long-term investments in companies of the group and associated companies
V. Long-term financial investments	16,226,074.87	14,743,349.52
VI. Deferred tax assets

VII. Non-current trade receivables
B) CURRENT ASSETS	61,654,639.06	12,086,081.53
I. Non-current assets held for sale
II. Inventories
III. Trade and other receivables	6,952.92	6,952.92
1. Customer receivables for sales and services
a) Long-term customer receivables for sales and services
b) Short-term customer receivables for sales and services
2. Shareholders (partners) for disbursements required
3. Other debtors	6,952.92	6,952.92
IV. Short-term investments in companies of the group and associated companies
V. Short-term financial investments	1,201,034.00	1,042,924.73
VI. Short-term accruals
VII. Cash and cash equivalents	60,446,652.14	11,036,203.88
TOTAL ASSETS (A+B)	77,880,713.93	26,829,431.05

ABRIDGED BALANCE SHEET
SHAREHOLDERS’ EQUITY AND LIABILITIES	YEAR 2015	YEAR 2014
A) SHAREHOLDERS’ EQUITY	41,016,759.38	26,554,918.52
A-1) Capital and reserves	41,016,759.38	26,031,092.46
I. Capital stock	16,192,239.00	16,192,239.00
1. Issued capital	16,192,239.00	16,192,239.00
2. (Uncalled capital)
II. Issue premium	6,004,787.96	6,004,787.96
III. Reserves	4,466,151.56	3,942,325.50
1. Capitalization reserve
2. Other reserves	4,466,151.56	3,942,325.50
IV. (Treasury shares and equity interests)
V. Results of prior years	-108,260.00
VI. Other contributions by the shareholders
VII. Result of the year	14,461,840.86	-108,260.00
VIII. (Dividend on account)
IX. Other instruments of shareholders’ equity
A-2) Adjustments for changes in value		523,826.06
A-3) Grants, donations and legacies received
B) NON-CURRENT LIABILITIES
I. Long-term provisions
II. Long-term debts
1. Debts with credit entities
2. Creditors under financial leases
3. Other long-term debts
III. Long-term debts to group and associated companies
IV. Deferred tax liabilities
V. Long-term accruals
VI. Non-current trade payables
VII: Long-term special debt
C) CURRENT LIABILITIES	36,863,954.55	274,512.53
I. Liabilities relating to non-current assets held for sale
II. Short-term provisions
III. Short-term debts	36,847,412.00	269,725.43
1. Debts with credit entities	36,847,412.00
2. Creditors under financial leases
3. Other short-term debts		269,725.43
IV. Short-term debts to group and associated companies
V. Trade and other payables	16,542.55	4,787.10
1. Suppliers
a) Long-term suppliers
b) Short-term suppliers
2. Other creditors	16,542.55	4,787.10

ABRIDGED BALANCE SHEET
SHAREHOLDERS’ EQUITY AND LIABILITIES	YEAR 2015	YEAR 2014
VI. Short-term accruals
VII. Short-term special debt
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES (A + B + C)	77,880,713.93	26,829,431.05

Abridged Statement of Income for Fiscal Years ended December 31, 2014 and December 31, 2015 (in Euros)

ABRIDGED STATEMENT OF INCOME
	YEAR 2015	YEAR 2014
1. Net business turnover	19.865.150,29
2. Variation in stocks of finished and semi-finished products
3. Self-constructed assets
4. Procurement
5. Other operating income
6. Personnel expenses
7. Other operating expenses	-2.239.965,63	-78.989,62
8. depreciation of fixed assets
9. Allocation of government grants for non-financial assets and others
10. Excess provisions
11. Impairment losses and income on disposal of assets
12. Negative goodwill on business combinations
13. Other results
A) OPERATING RESULT (1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 + 10 + 11 + 12 + 13)	17.625.184,66	-78.989,62
14. Financial income	12.618,89	12.641,52
a) Allocation of financial grants, donations and legacies
b) Other financial income	12.618,89	12.641,52
15. Financial expenses	-272.005,34	-41.911,90
16. Change in fair value of financial instruments
17. Exchange differences	1.091.732,72
18. Impairment losses and income from disposal of financial instruments	-3.995.690,07
19. Other financial income and expenses
a) Capitalization of financial expenses
b) Financial income from agreements with creditors
c) Other income and expenses
B) FINANCIAL RESULT (14 + 15 + 16 + 17 + 18 + 19)	-3.163.343,80	-29.270,38
C) RESULT BEFORE TAXES (A + B)	14.461.840,86	-108.260,00
20. Income tax
D) RESULT OF THE YEAR (C + 20)	14.461.840,86	-108.260,00

WST

WST’s legal name is “WST S.A.”. WST is a corporation (sociedad anónima) organized under the laws of Argentina and was registered with the Inspección General de Justicia (Superintendency of Corporations) on September 8, 2010 under number 16511 of Book 50 of Stock Companies. Its registered office is located at Av. Córdoba 1561, 2nd floor, City of Buenos Aires, Republic of Argentina. For all matters in connection with the Offers its address is Av. Eduardo Madero 900, 10th floor (C1106ACV), City of Buenos Aires, Republic of Argentina.

The corporate purpose of WST, as stated in section 3 of its by-laws is as follows: “The purpose of the Company is to engage, directly or indirectly, or in association with third parties, in the following activities: A) INVESTMENT ACTIVITIES: Acquisition and sale of shares or interests in corporations, mutual funds, direct investment and/or capitalization funds, debt securities issued by third parties, all kind of securities and negotiable instruments, public or private, issued by companies or other legal entities, national or foreign, public or mixed, organized or to be organized, whether or not publicly listed; contribution of funds or other property to stock companies organized or to be organized, or to be created in the future by the Company with third parties. B) FINANCIAL ACTIVITIES: Granting of loans and credits, secured or not, with any term; organization of stock or credit syndicates and the performance of any kind of financial transactions authorized by the laws, excluding those contemplated by Law 21,526 or any law replacing or substituting it as well as any transactions requiring a public bid or public savings. To that end, the Company is fully qualified to acquire rights, assume obligations and exercise all acts which are not forbidden by law or these by-laws.” The corporate purpose is set forth in the by-laws approved on August 27, 2010 and registered with the Inspección General de Justicia on September 8, 2010 under number 16511, Book 50 of Stock Companies.

History and Activity

The Werthein group, the shareholders of which are Messrs. Daniel Werthein, Adrián Werthein, Gerardo Werthein and Darío Werthein, owns one hundred percent (100%) of the outstanding capital stock of WST. WST holds forty-six percent (46%) of the capital stock of Experta Aseguradora de Riesgos del Trabajo ART S.A., with the Werthein group holding the remaining fifty-four percent (54%) of the capital stock directly. Experta Aseguradora de Riesgos del Trabajo ART S.A. holds ninety-nine and nine-tenths percent (99.9%) of Experiencia ART S.A. The Werthein group also directly controls Los W S.A., La Estrella S.A. Cía de Seguros de Retiro and Experta Seguros de Retiro S.A. and indirectly controls Gregorio, Numo, Noel Werthein SAAGCeI and Cachay S.A.. The Werthein group’s main businesses include telecommunications, agricultural and oil operations, insurance and real estate, as described below:

Telecommunications. W de Argentina - Inversiones S.A. (“WAI”) is a company of the Werthein group, owned by Messrs. Daniel Werthein, Adrián Werthein, Gerardo Werthein and Darío Werthein. WAI holds thirty-two percent (32%) of the capital stock and votes of Sofora Telecomunicaciones S.A., indirect parent company of Telecom Argentina S.A. and Telecom Personal S.A. (among others). Telecom Argentina S.A. is one of the most important private companies in Argentina in terms of turnover, profits, capital investments and number of employees. Telecom Argentina S.A. holds a license (without maturity) to provide fixed-line telephone services in Argentina, as well as other related telephone services, such as international long distance services, data transmission, IT solutions and Internet services. In addition, it provides mobile telephone services through its subsidiaries.

Agricultural and food operations. Gregorio, Numo y Noel Werthein S.A.A.G.C. e I. (“GNNW”) is the company of the group that handles the businesses of the group mainly related to agribusiness activities and food products. The company owns more than 217,141 acres of land in the primary farming areas of the country, harvesting more than 12,633 tons of different crops and with more than 19,078 heads of cattle dedicated to meat production. Through its business units “Valley Evaporating Company” and Cachay S.A., the Werthein group is also involved in the manufacturing of processed fruits, tea and other infusions (under the “Cachamai” brand). Most of its products are sold in the international markets.

Insurance. The Werthein group owns: (i) one hundred percent (100%) of the shares of Experta Aseguradora de Riesgos del Trabajo S.A. (formerly known as “La Caja Aseguradora de Riesgos del Trabajo ART S.A.”) and of Experiencia ART S.A. (formerly known as “QBE Aseguradora de Riesgos del Trabajo S.A.”), both leading firms in the sector of work risk insurance. In addition it controls, together with third parties, La Estrella S.A. Compañía de Seguros de Retiro, a company engaged in the provision of retirement insurance.

The Werthein group conducts several activities relating to the real estate business, including, without limitation, construction, consulting and public works.

Financial Information of WST

We do not believe that the financial condition of the Offerors, including WST, is material to the decision of holders of Class B Shares or ADSs to tender Class B Shares and/or ADSs in the U.S. Offer because (i) the consideration in the U.S. Offer consists solely of cash, (ii) the U.S. Offer is not subject to any financing condition, (iii) WST has access to the necessary economic resources to pay the Offer Price and (iv) Itaú Nassau has agreed to provide a standby letter of credit guaranteeing the Offerors’, including WST’s (up to U.S.$ 24,000,000), obligation to pay the Total Consideration required to purchase all Class B Shares and ADSs accepted for payment in the U.S. Offer at the Offer Price. The standby letter of credit for WST was secured on December 26, 2016 and will be in force until the payment of the Offer Price.

In addition, while the financial condition of a bidder may be material when a bidder seeks through a tender offer to acquire a significant equity stake in order to effect a change of control or otherwise influence the management and affairs of the target (in which case shareholders of the target may need financial information for the prospective controlling shareholder in order to decide whether to tender in the offer or remain a continuing shareholder in the target company with a dominant or controlling shareholder), we do not believe that WST’s financial condition is material to U.S. holders of Class B Shares and/or all holders of ADSs because (i) immediately prior to the U.S. Offer, TGS is controlled by its majority shareholder, CIESA, which holds fifty-one percent (51%) of its capital stock, (ii) immediately prior to the Offers, the Offerors collectively own fifty percent (50%) of CIESA and thus possess indirect co-control over TGS, (iii) immediately following the consummation of the Offers, TGS will remain controlled by its majority shareholder, CIESA, whose ownership percentage of TGS will remain fifty-one percent (51%) and (iv) immediately following the consummation of the Offers, CIESA will remain fifty percent (50%) owned by the Offerors and thus the Offerors will retain indirect co-control over TGS. As a result, regardless of the number of Class B Shares and/or ADSs tendered pursuant to the Offers, WST will not have any additional control or ability to influence the management and affairs of TGS.

While we do not believe that the financial condition of WST is material to the decision of U.S. holders of Class B Shares or all holders of ADSs to tender Class B Shares and/or ADSs in the U.S. Offer, certain selected financial information of WST is included in this section, consistent with information included in the prospectus for the Argentine Offer. WST’s 2014 and 2015 year-end audited financials have been attached to the prospectus for the Argentine Offer, and English translations have been attached as Exhibit (a)(5)(iii) and Exhibit (a)(5)(iv) to the Schedule TO.

Selected Consolidated Accounting and Financial Information of WST

The following is a summary of the principal financial information of WST derived from the audited financial statements of WST for fiscal years ended December 31, 2014 and December 31, 2015, expressed in pesos.

Balance Sheets for Fiscal Years ended 12/31/2015 and 12/31/2014 (in pesos)

	$	$		$	$
	Fiscal year ended			Fiscal year ended
	12/31/2015	12/31/2014		12/31/2015	12/31/2014
ASSETS			LIABILITIES
CURRENT ASSETS			CURRENT LIABILITIES

Cash (Note 4.1)	0.00	64,176.29	Trade payables (Note 4.6)	0.00	23,288,496.43
Trade receivables (Note 4.2)	5,802,186.68	0.00	Tax liabilities (Note 4.7)	1,239,351.15	0.00
Tax credits (Note 4.3)	112,731.05	111,441.09	Financial debts (Note 4.8)	39,064.86	0.00
Investments (Note 4.4)	1,221,283.38	50,961,020.16

Total current assets	7,136,201.11	51,136,637.54	Total current assets	1,278,416.01	23,288,496.43

NON-CURRENT ASSETS			PASIVO NO CORRIENTE

Investments (Note 4.5)	794,516,720.85	305,202,443.58	Nil	0.00	0.00

Total non-current assets	794,516,720.85	305,202,443.58	Total non-current assets	0.00	0.00

			SHAREHOLDERS’ EQUITY (As per respective statement)	800,374,505.95	333,050,584.69
TOTAL ASSETS	801,652,921.96	356,339,081.12	TOTAL LIABILITIES + SHAREHOLDERS’ EQUITY	801,652,921.96	356,339,081.12

Statement of Income for Fiscal Years ended 12/31/2015 and 12/31/2014 (in pesos)

	$	$
	Fiscal year ended
	12/31/2015	12/31/2014
INCOME

Holding results	488,793,401.92	39,798,144.30
Dividends	0.00	46,000,000.00
Investment profits	3,535,583,02	3,304,940.10
Total Income	492,328,984.94	89,103,084.40

EXPENSES

Administrative expenses	-22,857.20	-18,041.42
Rate I.G.J.	-800.00	-817.26
Taxes	-42,055.33	-58,965.18
Exchange differences	0.00	-244,630.00
Total Expenses	-65,712.53	-322,453.86

	$	$
	Fiscal year ended
	12/31/2015	12/31/2014
RESULT BEFORE TAXES	492,263,272.41	88,780,630.54
Income tax/ Minimum presumed income tax	-1,239,351.15	0.00
RESULT OF THE YEAR	491,023,921.26	88,780,630.54

PCT

PCT’s legal name is “PCT LLC”. PCT is a limited liability company organized under the laws of the State of Delaware, United States of America, and is registered pursuant to section 123 of General Companies Law No. 19,550 with the Dirección Provincial de Personas Jurídicas de la Provincia de Buenos Aires (Provincial Superintendency of Corporations or “DPPJ”), pursuant to Resolution DPPJ 7201 of October 6, 2016, registration number 226539, License 130673. Its registered office is located at 850 New Burton Road, Suite 201, Dover, Delaware, 19904, United States of America. As required by section 123 of General Companies Law No. 19,550,PCT has a registered address in Argentina, which is Calle 47, No. 767, 10th floor “D”, La Plata, Province of Buenos Aires, Republic of Argentina. For all matters in connection with the Offers, PCT’s domicile is Leandro N. Alem 882, 13th floor, City of Buenos Aires.

The corporate purpose of PCT is, as per section 2 of its operating agreement, the performance of all activities permitted by the applicable laws, including, without limitation, investments, marketing or financing activities of any kind (for its own account or for third parties) and the performance of all activities related thereto, including the participation in companies in general, limited liability companies, associations or similar agreements, or the acquisition or ownership of interests in any entity engaged in the above described activities. The corporate purpose is set forth in the operating agreement dated July 15, 2016.

History and Activity

PCT is a company that was recently organized in order to: (i) directly or indirectly, through subsidiaries and/or affiliates, invest in the holding, sale or any other type of transaction, together with other investors, in the securities and shares of CIESA, a corporation (sociedad anónima) duly organized under the laws of the Republic of Argentina, and/or any of its respective affiliates and subsidiaries (and any of their respective successors or assigns), which, in turn, owns a controlling interest in TGS, a company engaged in natural gas transportation throughout Argentina; (ii) share in the profits and losses thereof; and (iii) perform any activity or transaction incidental or accessory thereto or those deemed necessary or advisable by PCT’s Investment Manager in connection with the above and/or perform all those activities that may be carried out by limited liability companies pursuant to the applicable laws. PCT is one hundred percent (100%) owned by WES JV LLC.

EMS Capital LP, a limited partnership organized under the laws of the State of Delaware, United States of America (“EMS”), has been appointed by PCT pursuant to an investment management agreement (the “Investment Management Agreement”) to provide PCT with certain advisory and management services, including assistance with respect to identifying and executing investments, monitoring the performance of investments and recommending actions to be taken with respect to investments, including voting of securities and potential exit strategies, and such other assistance as PCT may require, in each case in accordance with the Investment Management Agreement. EMS is controlled by Edmond M. Safra.

Financial Information of PCT

We do not believe that the financial condition of the Offerors, including PCT, is material to the decision of holders of Class B Shares or ADSs to tender Class B Shares and/or ADSs in the U.S. Offer because (i) the consideration in the U.S. Offer consists solely of cash, (ii) the U.S. Offer is not subject to any financing condition, (iii) PCT has access to the necessary economic resources to pay the Offer Price and (iv) has agreed to provide a standby letter of credit guaranteeing the Offerors’, including PCT’s (up to U.S.$ 90,000,000), obligation to pay the Total Consideration required to purchase all Class B Shares and ADSs accepted for payment in the U.S. Offer at the Offer Price. The standby letter of credit for PCT was secured on December 26, 2016 and will be in force until the payment of the Offer Price.

In addition, while the financial condition of a bidder may be material when a bidder seeks through a tender offer to acquire a significant equity stake in order to effect a change of control or otherwise influence the management and affairs of the target (in which case shareholders of the target may need financial information for the prospective controlling shareholder in order to decide whether to tender in the offer or remain a continuing shareholder in the target company with a dominant or controlling shareholder), we do not believe that PCT’s financial condition is material to U.S. holders of Class B Shares and/or all holders of ADSs because (i) immediately prior to the Offers, TGS is controlled by its majority shareholder, CIESA, which holds fifty-one percent (51%) of its capital stock, (ii) immediately prior to the Offers, the Offerors collectively own fifty percent (50%) of CIESA and thus possess indirect co-control over TGS, (iii) immediately following the consummation of the Offers, TGS will remain controlled by its majority shareholder, CIESA, whose ownership percentage of TGS will remain fifty-one percent (51%) and (iv) immediately following the consummation of the Offers, CIESA will remain fifty percent (50%) owned by the Offerors and thus the Offerors will retain indirect co-control over TGS. As a result, regardless of the number of Class B Shares and/or ADSs tendered pursuant to the Offers, PCT will not have any additional control or ability to influence the management and affairs of TGS.

While we do not believe that the financial condition of PCT is material to the decision of U.S. holders of Class B Shares or all holders of ADSs to tender Class B Shares and/or ADSs in the U.S. Offer, certain selected financial information of PCT is included in this section, consistent with information included in the prospectus for the Argentine Offer.

Selected Consolidated Accounting and Financial Information of PCT

As PCT was formed on July 1, 2016, it has no financial statements as of this date. However, below is a statement of its assets and liabilities as of July 31, 2016, in U.S. dollars.

Statement of Assets and Liabilities as of July 31, 2016 (unaudited)

(In U.S. dollars)
Assets:
Investments	$56,059,200
Total assets	$56,059,200
Liabilities:
Other liabilities	—
Total liabilities	—
Net assets	$56,059,200

Additional Information

The name, business address and telephone number, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of the Offerors is set forth on Schedule 1 to this U.S. Offer to Purchase.

The Offerors do not, or, to the knowledge of the Offerors, after reasonable inquiry, any of the persons listed in Schedule 1, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this U.S. Offer to Purchase or in Schedule 1: (a) none of the Offerors or, to the knowledge of the Offerors, after reasonable inquiry, any of the persons listed in Schedule 1 or any associate or majority-owned subsidiary of any of the Offerors, or any of the persons so listed, beneficially owns or has a right to acquire any Class B Shares or any other equity securities of TGS, (b) none of the Offerors, or, to the knowledge of the Offerors, after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Class B Shares or any other equity securities of TGS during the past 60 days, (c) none of the Offerors, their subsidiaries or, to the knowledge of the Offerors after reasonable inquiry, any of the persons listed in Schedule 1, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of TGS (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, except as set forth elsewhere in this document, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of the Offerors, their subsidiaries or, to the knowledge of the Offerors after reasonable inquiry, any of the persons listed in Schedule 1, on the one hand, and TGS or any of its executive officers, directors or affiliates, on the other hand and (e) in the past two years, except as set forth elsewhere in this document, there have been no negotiations, transactions or material contacts between any of the Offerors, their subsidiaries or, to the knowledge of the Offerors, after reasonable inquiry, any of the persons listed in Schedule 1, on the one hand, and TGS or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of TGS’s securities, an election of TGS’s directors or a sale or other transfer of a material amount of assets of TGS.

Where You Can Find More Information about the Offerors

The Offerors are not subject to the informational requirements of the CNV, the BASE or of the SEC.

10. Certain Legal and Regulatory Matters.

General

Based on their examination of publicly available information filed by TGS with the SEC and other publicly available information concerning TGS, the Offerors are not aware of (i) any governmental license or regulatory permit that appears to be material to TGS’s business that might be adversely affected by the Offerors’ acquisition of Class B Shares and/or ADSs as contemplated herein or (ii) any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Class B Shares and/or ADSs by the Offerors as contemplated herein or any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with the Offers, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which TGS or the Offerors or any of their respective subsidiaries or affiliates is a party, other than CNV’s approval as to the form of the Argentine Offer.

In addition, the Offerors’ obligation under the Offers to accept for payment and pay for Class B Shares and/or ADSs is subject to certain Conditions as described in “—Section 13. Conditions of the U.S. Offer.”

ENARGAS Approval

In order to comply with the provisions set forth in the Regulatory Framework of Natural Gas and, in particular, Section 34 (4) of Decree No. 1738/92, the Offerors together with CIESA and TGS, requested on July 27, 2016 the approval of the CIESA Acquisition by the Ente Nacional Regulador del Gas (“ENARGAS,” Natural Gas Regulatory Entity). By means of Resolution ENARGAS No. I/3939 dated August 9, 2016, the Overseer of the ENARGAS resolved to approve the CIESA Acquisition (Note ENRG/SD No. 07370, issued on August 10, 2016).

Antitrust Approval

Under Argentine Law No. 25,156, as amended, the Comisión Nacional de Defensa de la Competencia or “CNDC” (the Argentine antitrust office) has jurisdiction over mergers and acquisitions that allow a party to acquire control of or significant influence over a company, where the combined volume of business of the parties involved exceeds certain thresholds (“economic concentrations”). The CNDC has authority to analyze and either approve (including through conditioned approvals) or reject economic concentrations. The CNDC has a waiting period of forty-five (45) Argentine Business Days from the date the parties complete the statutory filing to render its decision. However, the forty-five (45) Argentine Business Day period is interrupted each time the CNDC requests additional information, until the information is furnished to the satisfaction of the CNDC.

The CNDC review process is structured in three sequential stages defined largely by the information required at each stage, and the CNDC may choose not to perform the review provided by any stage. During the first stage, the CNDC requests and reviews basic information on the relevant parties, the main aspects of the transaction and identifies the relevant market (by market size and relative market share). During the second stage, the CNDC requests more detailed information on the relevant market, the products and services produced by the relevant company and details the particular transaction’s impact on the manufacturing, transportation, service costs and consumer price for such products and services. In the third stage, the CNDC can request additional details on the transaction or its potential effects, particularly with respect to competition in the market, barriers to import/export or entry into the relevant market.

At any point during the CNDC review process, the CNDC may request additional or more specific information and documents from the parties involved or schedule hearings with chambers, associations, competitors, suppliers, clients and others involved in or affected by a transaction to assist in its analysis of possible anti-competitive concentration.

The CIESA Acquisition is subject to approval from the CNDC. On August 3, 2016, the Offerors filed a request with the CNDC for the approval of the CIESA Acquisition. As of the date of this U.S. Offer to Purchase, the CNDC has not yet approved the CIESA Acquisition. The Offerors cannot guarantee that the CIESA Acquisition will be approved by the CNDC. If the CNDC were to decide not to approve the CIESA Acquisition, the Offerors could be forced to sell some or all of the assets acquired through the CIESA Acquisition, which could in turn affect their financial position and their operations. Nevertheless, the Offers are not conditioned on the CNDC approving the CIESA Acquisition.

Statutory Exemption from Certain U.S. Offer Requirements

This U.S. Offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers. U.S. and Argentine law and practice relating to tender offers are inconsistent in a number of ways. We intend to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment and from Rule 14e-1(d) on the procedures for giving notices of any extensions of the length of the U.S. Offer, where we will follow Argentine law and practice.

Argentine Securities Law

The registration of securities and the conduct of public offers in Argentina is regulated by the Capital Markets Law and the rules issued by the CNV in accordance with General Resolution 622/2013, as supplemented or amended from time to time.

Pursuant to the applicable CNV Regulations, any individual or legal entity that proposes to launch a tender offer must file a request for approval of the offer with the CNV, which has fifteen (15) Argentine Business Days from the filing to approve the terms and conditions or to request additional information (in which case the fifteen (15)-day period will be interrupted). Except as otherwise provided by the CNV, the request for approval must include, among other requirements, a prospectus containing the terms and conditions of the offer and other relevant information.

Concurrently with the filing with the CNV, the offeror must publicly announce its intention to make the offer by publishing the principal terms and conditions for three days in a major Argentine newspaper and for one day in the official gazette of the BASE. Once the Argentine Offer is approved, the offeror must publish the approval of the terms and conditions of the exchange offer, as originally filed or as modified, in the same manner in which the announcement of the exchange offer was previously published.

In addition, simultaneously with the publication of the terms and conditions of the Argentine Offer, the offeror must give a detailed notice of the terms and conditions to the target company. The board of directors of the target company must express its opinion and recommendation as to the proposed exchange offer within 15 (fifteen) days from receipt of the notification from the offeror. The opinion of the board of directors of the target company must cover in detail the terms and conditions of the Argentine Offer, its recommendation to accept or reject the offer, the existence of any agreement between the offeror and the target or between the offeror and the members of the board of directors of the target, and whether the board of directors will obtain an opinion from a specialized independent consultant. The board of directors must disclose its knowledge of any significant decision to be adopted that, in its judgment, may affect the Argentine Offer and whether the members of the board of directors of the target and officers who are shareholders of the target will accept or reject the Argentine Offer. The opinion of the board of directors of the target must be furnished to both the BASE and the CNV and must be published for 2 (two) days in the official gazette of the BASE.

The tender offer must remain open in Argentina for a period of no less than twenty (20) Argentine Business Days, and no more than thirty (30) Argentine Business Days, unless an exception is obtained from the CNV.

After the Argentine Offer period expires, the offeror must keep the offer open for another five (5) to ten (10) Argentine Business Days on the same terms and conditions as the original offer. Once the tender offer expires, the offeror and the receiving agent must inform the CNV and the BASE of the results of the offer and must publish the results in the official gazette of the BASE and in a major Argentine newspaper. Concurrently, the BASE must notify the CNV of the aggregate number of shares of the target tendered. Once the results are known, the CNV will notify the BASE, and if applicable, the offeror and the target company, of the number of shares tendered. The BASE will publish the results in its gazette on the day following notification from the CNV.

If, subject to the CNV Regulations, the offeror elects to terminate the offer, the offeror must notify the CNV of its decision and the notice of termination must be published in the same manner as the approval of the original offer. Once the notice of termination is published, all tenders will be deemed withdrawn and all expenses incurred by the tendering holders will be paid by the offeror.

Argentine Corporate Law

Holders of Class B Shares and/or ADSs will not have appraisal rights as a result of the Offers.

11. Fees and Expenses.

We have retained Computershare Trust Company, N.A. as the U.S. Receiving Agent and Innisfree M&A Incorporated as the U.S. Information Agent in connection with the U.S. Offer. Each of these entities will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the U.S. Offer.

The U.S. Information Agent may contact holders of Class B Shares and ADSs by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers and other securities intermediaries to forward the U.S. Offer materials to beneficial holders of Class B Shares and ADSs to the extent permitted by applicable law.

Except as set forth above, we have not retained and will not pay any fees or commissions to any broker or dealer or other person for recommending or soliciting tenders of Class B Shares and/or ADSs pursuant to the U.S. Offer.

Brokers and other securities intermediaries will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

TGS will not pay any of the fees and expenses to be incurred by us.

12. Miscellaneous.

This U.S. Offer to Purchase is intended solely for U.S. holders of Class B Shares and holders of ADSs representing rights to Class B Shares. Holders of Class B Shares that are not U.S. holders may not use this U.S. Offer to Purchase. Separate offer materials referred to as a Prospecto in Spanish will be published in Argentina, as required by Argentine law, in connection with the Argentine Offer. We are not aware of any jurisdiction where the making of the U.S. Offer or the election to tender Class B Shares or ADSs in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the U.S. Offer or the election to tender Class B Shares or ADSs in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the U.S. Offer will not be made to (nor will elections to tender Class B Shares or ADSs be accepted from or on behalf of) the holders of Class B Shares or ADSs in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this U.S. Offer to Purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, with exhibits, furnishing certain additional information with respect to the U.S. Offer. You may read and copy the Schedule TO and any amendments thereto, including exhibits, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You should rely only on the information incorporated by reference or provided in this U.S. Offer to Purchase or any supplement to this U.S. Offer to Purchase. We have not authorized anyone to provide you with different information. The date of this U.S. Offer to Purchase is December 30, 2016. You should not assume that the information in this U.S. Offer to Purchase is accurate as of any date other than that date, regardless of the time such offer to purchase is made available to you.

13. Conditions of the U.S. Offer.

The U.S. Offer is not conditioned on any minimum number of Securities being tendered nor is it subject to a financing condition. However, the U.S. Offer is subject to the satisfaction of the following conditions (the “Conditions”):

(a) there has not been issued and remaining in effect by any court of competent jurisdiction any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Securities pursuant to the U.S. Offer and that no action has been taken, and no legal requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the U.S. Offer by any governmental body which prohibits, or makes illegal, the acquisition of or payment for Securities pursuant to the U.S. Offer; and

(b) the Argentine Offer has been authorized by the CNV and has been completed.

Tendering holders will have withdrawal rights in the U.S. Offer until the Expiration Time on the Expiration Date. See “—Section 4. Withdrawal Rights.”

Notwithstanding the foregoing, the Conditions may be waived by the Offerors, in whole or in part, at any time and from time to time in their sole discretion, subject to applicable law. The Offerors’ failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Offerors concerning the events described above will be final and binding on all parties.

Grupo Inversor Petroquímica S.L.

WST S.A

PCT LLC

Dated: December 30, 2016

SCHEDULE 1

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE
OFFICERS OF THE OFFERORS

The name, position, citizenship, current principal occupation or employment with the relevant Offeror and five-year employment history of the directors and executive officers of the relevant Offeror, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. During the last five years, none of the Offerors or, to the best knowledge of the Offerors, any of the persons listed in this Schedule has been convicted in a criminal proceeding. During the last five years, none of the Offerors or, to the best knowledge of the Offerors, any of the persons listed in this Schedule was a party to any civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which would be or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

1. Directors and Executive Officers of GIP.

Set forth below is the name, position, citizenship, current principal occupation or employment with GIP, and five-year employment history of the directors and executive officers of GIP. Unless otherwise indicated, the principal business address of GIP and each individual listed below is Av. Doctor Arce 14, Madrid, Spain (Zip Code 28002) and its telephone number at such office is 0034915630601.

Name	Position	Citizenship	Principal Occupation or Employment	Employment History
Marcelo Roberto Sielecki	Sole Administrator	Argentine	Businessman
Mr. Sielecki has served as Chairman since May 3, 2011. Through his shareholding in GIP, Mr. Sielecki is an indirect shareholder of Petroquímica Cuyo S.A.I.C., Petroken Petroquímica de Ensenada S.A. and TGS.

2. Directors and Executive Officers of WST.

Set forth below is the name, position, citizenship, current principal occupation or employment with WST and five-year employment history of the directors and executive officers of WST. Unless otherwise indicated, the principal business address of WST and each individual listed below is Avenida Córdoba 1561, 2nd Floor, City of Buenos Aires, Argentina and its telephone number at such office is +54 11 4-316-9031.

Name	Position	Citizenship	Principal Occupation or Employment	Employment History
Daniel Werthein	Chairman	Argentine	Businessman	Shareholder and director of Werthein Group
Darío Werthein	Vice-Chairman	Argentine	Businessman	Shareholder and director of Werthein Group
Ricardo Alberto Ferreiro	Director	Argentine	Lawyer	Director of Werthein Group

3. Directors and Executive Officers of PCT

Set forth below is the name, position, citizenship, current principal occupation or employment with PCT and five-year employment history of the directors and executive officers of PCT. Unless otherwise indicated, the principal business address of PCT and each individual listed below is 767 Fifth Ave., 46th Floor, New York, NY, 10153 and its telephone number at such office is 212-891-2721.

Name	Position	Citizenship	Principal Occupation or Employment	Employment History
Edmond M. Safra	President of PCT and President of EMS Capital LLP, the Investment Manager of PCT	Italian	Founder of EMS Capital
Edmond M. Safra founded EMS Capital LP in 2007. He co-founded M.Safra & Co., Inc., a multi-asset class family office in 1999 where he still serves as a director. Mr. Safra graduated from Harvard University with an A.B. in History in 1998.

Any questions or requests for assistance or additional copies of this U.S. Offer to Purchase may be directed to the U.S. Information Agent listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The U.S. Information Agent
for the U.S. Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor, New York, NY 10022
Class B Shareholders or ADS Holders Call Toll-Free: (888) 750-5834
Bankers and Brokers Call Collect: (212) 750-5833

The U.S. Receiving Agent
for the U.S. Offer is:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions
By First Class, Registered or Certified Mail: PO Box 43011, Providence RI 02940-3011
By Express or Overnight Delivery: 250 Royall Street, Suite V, Canton, Massachusetts 02021

The Argentine Receiving Agent
for the U.S. Offer is:

Banco Itaú Argentina S.A.

Tucumán 1, C1049AAA
Buenos Aires, Argentina
Call: +54 114378-8400